Exhibit 10.3

EXECUTION VERSION

Published CUSIP Numbers:
30555TAP7 (Deal)

30555TAQ5 (Term Facility)

30555TAR3 (Revolving Facility)

CREDIT AGREEMENT

Dated as of February 14, 2013
among

FAIRPOINT COMMUNICATIONS, INC.,
as the Borrower,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,

and

The L/C Issuer and Lenders Party Hereto

MORGAN STANLEY SENIOR FUNDING, INC.

CREDIT SUISSE SECURITIES (USA) LLC,

and

JEFFERIES FINANCE LLC

as Joint Lead Arrangers and Joint Book Managers

i

v

SCHEDULES

2.01	Commitments and Applicable Percentages
4.01	Jurisdictions for Searches, Opinions and Good Standing Certificates
4.01(a)(iii)	Pledgors
5.08	Material Real Property
5.12(d)	Pension Plans
5.13	Subsidiaries; Loan Parties
5.17	Material IP
6.12	Guarantors
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.09	Burdensome Agreements

EXHIBITS

Form of

A	Committed Loan Notice
B	Intercompany Subordination Agreement
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Guaranty
G-1	Security Agreement
G-2	Pledge Agreement
H	Letter of Credit Application

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of February 14, 2013, among FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (“FairPoint” or the “Borrower”), the Lenders (as hereinafter defined) party hereto from time to time and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders and the L/C Issuer extend credit to the Borrower in the form of (a) term loans in the aggregate principal amount of $640,000,000 and (b) a revolving credit facility in an aggregate principal amount of $75,000,000.

The Lenders are willing to make such term loans and revolving credit loans and the L/C Issuer is willing to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder and under the Loan Documents or any successor administrative agent in such capacity as provided in Article IX.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term

Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to Term Loans, 5.25% per annum for Base Rate Loans and 6.25% per annum for Eurodollar Rate Loans, and (b) with respect to Revolving Credit Loans, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the fiscal quarter during which the Closing Date occurs, (x) 4.50% per annum for Base Rate Loans and 5.50% per annum for Eurodollar Rate Loans, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Total Leverage Ratio	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
1	< 2.50:1.00	5.00%	4.00%
2	>2.50:1.00 and < 3.00:1.00	5.25%	4.25%
3	>3.00:1.00	5.50%	4.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the written request of the Required Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following delivery of such Compliance Certificate, at which time the Applicable Rate shall be determined based upon such Compliance Certificate.

In the event that the Administrative Agent and the Borrower determine that any of the financial statements referred to in Section 6.01(a) or (b) previously delivered were incorrect or inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate actually applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct financial statements referred to in Sections 6.01(a) and/or (b), as applicable, for such Applicable Period, (ii) the Applicable Rate shall be determined as if the Pricing Level for such higher Applicable Rate were applicable for such Applicable Period and (iii) the Borrower shall within three Business Days after delivery of such financial statements pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.  This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.07(b) and Article VIII.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Morgan Stanley Senior Funding, Inc., Credit Suisse Securities (USA) LLC and Jefferies Finance LLC in their capacities as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Auction” has the meaning specified in Section 10.06(h).

“Auction Manager” means the Administrative Agent, any Arranger, any Affiliate of the foregoing or any other investment bank or financial institution of recognized standing selected by the Borrower that has agreed to act in the capacity of Auction Manager.

“Audited Financial Statements” means the audited balance sheet of Consolidated FairPoint for the fiscal year ended December 31, 2011, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Consolidated FairPoint, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, as of any date of determination, an amount equal to:

(a)                the sum of:

(i)     $25,000,000, plus

(ii)    the Available ECF Amount, plus

(iii)   the cumulative amount of proceeds from the sale or issuance by FairPoint of any of its Equity Interests made after the Closing Date; plus

(iv)   during any fiscal year, the Capital Expenditures Carryover Amount from the immediately preceding fiscal year that has not been used pursuant to Section 7.12; plus

(v)    the cumulative amount of dividends, distributions, return of capital or repayment received by FairPoint and its Subsidiaries on a consolidated basis in respect of any Investment received after the Closing Date, including in respect of the fair market value of the Borrower’s investment in any Person previously designated as an Unrestricted Subsidiary that has been re-designated as a Subsidiary of the Borrower that is not an Unrestricted Subsidiary; minus

(b)                the sum, without duplication, of:

(i)     the amount of Investments made pursuant to Section 7.03(r) prior to such date of determination;

(ii)    the amount of Restricted Payments made pursuant to Section 7.06(d) prior to such date of determination; and

(iii)   the amount of Capital Expenditures made pursuant to the last sentence of Section 7.12 prior to such date of determination.

“Available ECF Amount” means, as of any date of determination, an amount equal to (a) the cumulative amount of Excess Cash Flow determined for each fiscal year concluded on or prior to such date for which the prepayment pursuant to Section 2.04(b)(i) has been made by the Borrower, minus (b) the cumulative amount of prepayments made by the Borrower pursuant to Section 2.04(b)(i).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest publicly quoted from time to time by The Wall Street Journal as the U.S. “Prime Rate” and (c) the applicable Eurodollar Rate for an Interest Period of one month beginning on such day plus 1.00%.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Loan Purchase” has the meaning specified in Section 10.06(h).

“Borrower Loan Purchase Effective Date” has the meaning specified in Section 10.06(h).

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate of all cash expenditures (including in all events all amounts borrowed for the acquisition, repair, improvement, substitution, removal or replacement of any capital asset and all amounts expended under Capitalized Leases but excluding any amount representing capitalized interest) by FairPoint and its Subsidiaries during that period that, in conformity with GAAP, are required to be included as additions to property, plant or equipment reflected in the balance sheet of Consolidated FairPoint; provided that Capital Expenditures shall in any event exclude (i) amounts expended or reimbursed from insurance proceeds resulting from the loss of, or damage, to property, plant or equipment or other capitalized assets reflected in the balance sheet of FairPoint and its Subsidiaries, (ii) amounts expended from awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) the purchase of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iv) the purchase of property, plant or equipment to the extent financed with the proceeds of Dispositions that are not applied to prepay the Term Loans pursuant to Section 2.04(b)(ii), (v) expenditures that are accounted for as capital expenditures by FairPoint or any of its Subsidiaries and that actually are paid for by a Person other than FairPoint or any of its Subsidiaries and for which neither FairPoint nor any of its Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by FairPoint or any of its Subsidiaries prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period;

provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vii) expenditures that constitute acquisitions of Persons or business units permitted hereunder (or made by such Person or business unit acquired in such acquisition if made prior to the date such acquisition is consummated) and (viii) amounts recharacterized as contributions to aid in construction as a result of a Change in Law or other regulatory action.

“Capital Expenditures Carryover Amount” means, with respect to any fiscal year of FairPoint, an amount equal to 100% of the Capital Expenditures limit for such fiscal year as set forth in Section 7.12 (without giving effect to any Capital Expenditure Carryover Amount) minus the actual aggregate amount of Capital Expenditures made by FairPoint and its Subsidiaries during such fiscal year.

“Capitalized Lease Obligations” means, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that if at any time an operating lease (or a lease or other arrangement to use property that would be an operating lease under GAAP as in effect on the Closing Date) is required to be recharacterized as a capitalized lease as a result of a change in GAAP after the Closing Date (including as a result of the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal), then for all purposes hereof such lease shall continue to be treated as an operating lease and not a Capitalized Lease.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of one or more of the Loan Parties at a financial institution reasonably acceptable to the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the L/C Issuer and the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect thereof, cash or deposit account balances, a backstop letter of credit or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender as of the date of acquisition thereof or (B) is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $250,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the Laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than six months from the date of acquisition thereof;

(d)           repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States;

(e)           securities (including tax-exempt debt obligations) with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A-2” by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally (or publicly traded or open-ended bond funds that invest exclusively in such securities);

(f)            shares of money market funds which invest at least 95% of their assets in (i) assets satisfying the requirements of clauses (a) through (e) above and (ii) commercial paper issued by any Person organized under the Laws of any state of the United States and rated at least “Prime-2” by Moody’s or at least “A-2” by S&P or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally,  in each case with maturities of not more than 400 days from the date of acquisition thereof; provided, that such money market funds’ policy guidelines do not permit such money market funds to invest more than 10% of their aggregate assets in the types of assets described in subclause (ii) of this clause (f); and

(g)           Indebtedness or Preferred Stock issued by Persons with a rating of “A2” or higher by Moody’s or at least “A” or higher by S&P with maturities of one year or less from the date of acquisition;

provided that after the date of acquisition of such Investments, any rating requirement specified in clauses (a) through (g) above shall not apply to (x) Investments in an aggregate amount not exceeding $5,000,000 and (y) Investments converted into other types of Cash Equivalents or

Investments permitted under Section 7.03 within 30 days of the failure to satisfy such rating requirement.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender, Arranger or an Affiliate of a Lender or Arranger, or (b) on the Closing Date, is a Lender, Arranger or an Affiliate of a Lender or Arranger that has entered into a Cash Management Agreement prior to the Closing Date, in each case in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means (i) a Person that is a controlled foreign corporation under Section 957 of the Code, (ii) a Person substantially all the assets of which consist of Equity Interests in one or more controlled foreign corporations under Section 957 of the Code or (iii) a Person that is disregarded as separate from its owner for tax purposes and substantially all the assets of which consist of Equity Interests in one or more controlled foreign corporations under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the equity securities of FairPoint entitled to vote for members of the board of directors or equivalent governing body of FairPoint;

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of FairPoint cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)           any “Change of Control” (or any comparable term) under the Senior Note Documents occurs and gives rise to an obligation by the Borrower to make an offer to purchase the Senior Notes.

Notwithstanding the foregoing, a “person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Class” means (a) with respect to Loans or Borrowings, each of the following classes of Loans or Loans comprising such Borrowing: (i) Term Loans and (ii) Revolving Credit Loans; (b) with respect to Commitments, each of the following classes of Commitments: (i) Term Commitments and (ii) Revolving Credit Commitments and (c) with respect to Lenders, each of the following classes of Lenders: (i) Term Lenders and (ii) Revolving Credit Lenders.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing or Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of FairPoint for the most recently completed Measurement Period plus, without duplication (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax expense, plus franchise, business enterprise or similar taxes, (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iii) amortization and depreciation expense, (iv) aggregate pension expense, (v) aggregate OPEB expense, (vi) any costs or expenses incurred pursuant to any management equity plan, stock option plan, phantom equity plan or any other management or employee benefit plan or agreement, (vii) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary, unusual, exceptional or nonrecurring losses or charges, (viii) unrealized losses on financial derivatives recognized in accordance with GAAP, (ix) any other non-cash losses or charges (including non-cash costs arising from implementation of SFAS 109) accrued by the Borrower and its Subsidiaries during such period, (x) any amount required to be reserved in accordance with GAAP on account of prepetition claims that is in excess of the amount previously reserved for such claims pursuant to Section 9.22 of the Plan of Reorganization, (xi) non-recurring or unusual charges, expenses or losses, if applicable, related to (A) any restructuring or reorganization, (B) severance, (C) facility and office closure costs, (D) contract cancellation costs and (E) employee relocation expenses, (xii) costs and expenses (including costs and expenses imposed by regulatory authorities) with respect to casualty events, acts of God or force majeure (in each case, to the extent that any such costs or expenses are not reimbursed from the proceeds of insurance that increased Consolidated Net Income for such period), (xiii) any expenses or charges related to any equity offering, permitted acquisition or other Investment (including in connection with any earn-out or contingent consideration obligation or purchase price adjustment), permitted Disposition or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (in each case, whether or not successful) and any amendment or modification of the terms of any such transactions, including such fees, expenses or charges related to the Transaction, (xiv) the amount of any redemption premium, prepayment penalty, premium and other related fee or reserve in connection with redemption, repayment or prepayment of Indebtedness, (xv) costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans), (xvi) revenues recharacterized as contributions as aid in construction as a result of a Change in Law or other regulatory action, (xvii) negative accounting adjustments during such period resulting from any Financial Restatement but only to the extent such Financial Restatement affected financial information for any period ending on or prior to the Closing Date and (xviii) the increase, if any, in the accrual for compensated absences from the amount accrued at the end of the immediately preceding Measurement Period, and minus, without duplication (b) the following to the extent included in calculating such Consolidated Net Income: (i) gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary, unusual, exceptional or nonrecurring gains, (ii) unrealized gains on financial derivatives recognized in accordance with GAAP, (iii) non-cash gains and non-cash income accrued during such period, (iv) non-operating interest and dividend income for such period, (v) without duplication of amounts deducted from Consolidated EBITDA in prior periods, any amount included in Consolidated Net Income for such period in accordance with GAAP that is attributable to any amount that was included in Consolidated

EBITDA in a prior period pursuant to clause (a)(ix) above and (vi) the decrease, if any, in the accrual for compensated absences from the amount accrued at the end of the immediately preceding Measurement Period.  Notwithstanding the foregoing, for purposes of any Measurement Period that includes any of the following fiscal quarters, the Consolidated EBITDA for the fiscal quarter ended March 31, 2012 is deemed to be $70,000,000, the Consolidated EBITDA for the fiscal quarter ended June 30, 2012 is deemed to be $70,000,000, the Consolidated EBITDA for the fiscal quarter ended September 30, 2012 is deemed to be $70,000,000 and the Consolidated EBITDA for the fiscal quarter ended December 31, 2012 is deemed to be $70,000,000.

“Consolidated FairPoint” means FairPoint and its Subsidiaries considered as a whole on a consolidated basis.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Consolidated FairPoint, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the outstanding principal amount of the Obligations funded hereunder) and all funded obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all reimbursement obligations arising under funded and drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (other than (i) accounts payable and accrued expenses incurred in the ordinary course of business, (ii) purchase price adjustments, earn-outs, holdbacks and contingent payment obligations to which the seller of such property or services may become entitled; provided that, to the extent such payment is fixed and determinable and not otherwise contingent, the amount is paid when due after the date such payment becomes fixed and determinable and not otherwise contingent and (iii) obligations incurred under ERISA or deferred employee or director compensation and accruals for employee expenses or obligations (including workers’ compensation and retiree medical care)), (d) all Capitalized Lease Obligations, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than FairPoint or any Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which FairPoint or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to FairPoint or such Subsidiary.  Notwithstanding any other provision of this Agreement to the contrary, the amount of Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset as determined by such Person in good faith, as the case may be.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, but in any event excluding (i) write off of debt discount, upfront fees and expenses and other debt issuance costs and commissions, (ii) the aggregate amount of any premiums, make-whole payments or penalties paid in cash and required to be made in connection with any refinancing or repayment, (iii) any hedge liability settlement payments relating to interest rate Swap Contracts and (iv) any payment of the principal of any Indebtedness that constitutes interest that has been capitalized in accordance with the terms thereof, and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Consolidated FairPoint for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges of Consolidated FairPoint for the most recently completed Measurement Period.  For the fiscal quarter during which the Closing Date occurs and the two subsequent fiscal quarters, Consolidated Interest Charges for purposes of clause (b) of this definition shall be calculated on an annualized basis such that Consolidated Interest Charges shall equal (i) for the fiscal quarter during which the Closing Date occurs, the sum of Consolidated Interest Charges for such quarter multiplied by four (4), (ii) for the first full fiscal quarter following the Closing Date, the sum of the Consolidated Interest Charges for both the fiscal quarter during which the Closing Date occurs and the first full fiscal quarter following the Closing Date multiplied by two (2) and (iii) for the second full fiscal quarter following the Closing Date, the sum of Consolidated Interest Charges otherwise applicable for the fiscal quarter during which the Closing Date occurs and the first and second full fiscal quarters following the Closing Date multiplied by four-thirds (4/3). For the avoidance of doubt, Consolidated EBITDA for purposes of clause (a) of this definition shall be calculated for the most recently completed Measurement Period based on the definition of “Consolidated EBITDA” (including the last sentence thereof).

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Consolidated FairPoint calculated in accordance with GAAP for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (without duplication) (a) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that FairPoint’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents (or assets subsequently converted into cash or Cash Equivalents) actually distributed by such Person during such Measurement Period to FairPoint or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to FairPoint as described in clause (a) of this proviso), and (b) the cumulative effect of a change in accounting principles during the term of this Agreement.

“Consolidated Net Tangible Assets” means the total consolidated assets of the Borrower and its Subsidiaries (less depreciation, amortization, applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, as shown on the most recent balance sheet for Consolidated FairPoint delivered pursuant to Section 6.01.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness secured by a Lien on any of the assets of the Borrower or any of its Subsidiaries as of such date to (b) Consolidated EBITDA of Consolidated FairPoint for the most recently completed Measurement Period.

“Consolidated Total Assets” means, as of any date of determination, the total assets of Consolidated FairPoint on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet for Consolidated FairPoint delivered pursuant to Section 6.01.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of Consolidated FairPoint for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition described in Article VIII that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by the Administrative Agent (except in the case of clause (b) hereof), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement after the Closing Date to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after any request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any

Debtor Relief Law, or (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, merger, consolidation, amalgamation, liquidation or asset sale (collectively, a “Fundamental Change”) so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the satisfaction of the Termination Conditions), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part (except as a result of a Fundamental Change so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the satisfaction of the Termination Conditions), (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date for the Term Facility.

“Dividend” means, as to any Person, the declaration or payment of any dividends (other than dividends payable in Equity Interests of such Person) or return of any capital to, its stockholders, members and/or other owners or the making of any other distribution, payment or delivery of property or cash to its stockholders, members and/or other owners in such capacity, or the redemption, retirement, purchase or other acquisition, directly or indirectly, for a consideration, of any shares of any class of its Equity Interests now or hereafter outstanding or the setting aside of any funds for any of the foregoing purposes, or the purchase or other acquisition by any Subsidiary of such Person for consideration of any shares of any class of the Equity Interests of FairPoint or any other Subsidiary, as the case may be, now or hereafter outstanding.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia that is not a CFC.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all applicable Federal, state and local statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of FairPoint, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability has been assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or partnership interests, membership interests, trust interests or other ownership (or profit interests in the nature of equity) in) such Person and all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of such Person, but excluding all of the securities (to the extent and for so long as such securities constitute Indebtedness) convertible into or exchangeable for shares of capital stock of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with FairPoint within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) any action shall be taken pursuant to Section 4041 or 4041A of ERISA with respect to any Pension Plan to terminate such plan; (c) a trustee shall be appointed by the appropriate United States District Court to administer any Pension Plan; (d) the PBGC shall institute proceedings to terminate any Pension Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or appointment of a trustee to administer any such Pension Plan; (e) FairPoint or any ERISA Affiliate shall have been notified that it has incurred withdrawal liability (as defined in Part I of Subtitle E of Title IV of ERISA) in respect of any Pension Plan that is a Multiemployer Plan or that any Multiemployer Plan is, or is reasonably expected to be, in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA); (f) the determination that any Pension Plan or Multiemployer Plan is, or is reasonably expected to be, considered an “at-risk” plan or a plan in “endangered” or “critical” status within the meaning of the Pension Funding Rules; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon FairPoint or any ERISA Affiliate; (h) the cessation of operations at a facility of Fairpoint or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (i) the withdrawal by Fairpoint or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; or (j) any condition for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Revolving Credit Loan that is a Eurodollar Rate Loan, the rate per annum equal to (i) the rate per annum appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or such other commercially available source providing rate quotations comparable to those currently provided on such screen, as may be designated by the Administrative Agent from time to time) (“LIBOR”) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period;

(b)                                 for any Interest Period with respect to a Term Loan that is a Eurodollar Rate Loan, the rate per annum equal to the greater of (i) 1.25% and (ii) the rate determined by reference to clause (a) above; and

(c)                                  for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of FairPoint, an amount equal to (a) Consolidated EBITDA for such fiscal year minus (b) the sum (for such fiscal year) of, without duplication: (i) interest expense, and to the extent paid with internally generated cash flow of FairPoint and its Subsidiaries, upfront fees and expenses and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the

Indebtedness under the Loan Documents), in each case actually paid in cash by FairPoint and its Subsidiaries, (ii) in each case to the extent paid with internally generated cash flow of FairPoint and its Subsidiaries, (A) optional, scheduled and mandatory principal repayments of the Term Loans pursuant to Sections 2.04(a) and (b) (other than (b)(i)), 2.06 and (to the extent of amounts actually paid by the Borrower in respect thereof) 10.06(h), (B) all prepayments of the Revolving Credit Loans to the extent such prepayment is accompanied by a permanent reduction in the Revolving Credit Commitments and (C) all optional, scheduled and mandatory redemptions of the Senior Notes made pursuant to the Senior Note Documents, in each case paid in such fiscal year (excluding payments made in the first fiscal quarter thereof that were deducted from Excess Cash Flow for the immediately preceding fiscal year) or the first fiscal quarter of the succeeding fiscal year, (iii) all Federal, state, local and foreign income taxes, plus franchise, business enterprise or similar taxes, actually paid in cash by FairPoint and its Subsidiaries, (iv) to the extent paid with internally generated cash flow of FairPoint and its Subsidiaries, Capital Expenditures actually made by FairPoint and its Subsidiaries in such fiscal year, and any Capital Expenditure Carryover Amounts for such fiscal year being carried over into the next fiscal year, (v) cash contributions to the pension trust in such fiscal year, (vi) cash payments related to OPEB made in such fiscal year, (vii) to the extent paid with internally generated cash flow of FairPoint and its Subsidiaries, Investments made in such fiscal year pursuant to Section 7.03(i), (o) and (q), (viii) the cash impact of any extraordinary, unusual, exceptional or nonrecurring loss in such fiscal year, (ix) Restricted Payments paid in cash during such fiscal year (other than pursuant to Section 7.06(d)) with internally generated cash flow of FairPoint and its Subsidiaries, (x) the amount of any Cash Collateral required to be funded by FairPoint pursuant to Section 2.03(a)(ii)(F) during such fiscal year, (xi) if applicable, any cash payments made during such fiscal year to enter into or settle Swap Contracts to the extent not already included in Consolidated EBITDA for such fiscal year, (xii) any amount paid by FairPoint during such fiscal year on account of claims that is in excess of the amount previously reserved by FairPoint for such claims pursuant to Section 9.22 of the Plan of Reorganization, (xiii) to the extent such amounts were permitted to be added back (and were added back) in the calculation of Consolidated EBITDA for such fiscal year, the aggregate amount of restructuring or reorganization charges, severance expense, facility and office closure costs, contract cancellation costs and employee relocation expense, (xiv) to the extent such amounts were permitted to be added back (and were added back) in the calculation of Consolidated EBITDA for such fiscal year, costs and expenses (including costs and expenses imposed by regulatory authorities) with respect to casualty events, acts of God or force majeure (in each case, to the extent that any such costs or expenses are not reimbursed from the proceeds of insurance that increase Consolidated Net Income for such period), (xv) fees paid in cash by the Borrower during such fiscal year pursuant to Section 2.08(b)(ii), (xvi) all non-cash losses or charges to the extent such amounts were added back in the calculation of Consolidated EBITDA for such fiscal year, (xvii) to the extent such amounts were added back in the calculation of Consolidated EBITDA for such fiscal year, costs, expenses and charges related to renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans) paid in cash during the fiscal year, (xviii) to the extent paid with internally generated cash flow of FairPoint and its Subsidiaries, any expenses or charges paid in cash during such fiscal year related to any equity offering, permitted acquisition or other Investment (including in connection with any earn-out or contingent consideration obligation or purchase price adjustment), permitted Disposition or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (in each case, whether or not successful) and any amendment or modification of the terms of any such transactions, including such fees, expenses or charges related to the Transaction, and (xix) to the extent paid with internally generated cash flow of FairPoint and its Subsidiaries, the amount of any redemption premium, prepayment penalty, premium and other related fee or reserve paid in cash during such fiscal year, plus (c) the sum of (for such fiscal year) of, without duplication (i) interest and dividend income, (ii) if applicable, any cash payments received in connection with the entering into or settlement of Swap Contracts to the extent not already included in Consolidated EBITDA for such fiscal year and (iii) insurance proceeds received in such fiscal year in respect of any event to the extent Excess Cash Flow was decreased in a prior fiscal year in respect of such event pursuant to clause (b)(viii) or clause (b)(xiv) above.

“Excess Cash Flow Payment Date” means the date following each fiscal year that the Borrower makes or is required to make the mandatory prepayment described in Section 2.04(b)(i).

“Excluded Intercompany Payables” means intercompany loans and advances made among FairPoint and its Qualified Parties that are either (a) an intercompany payable incurred in the ordinary course of business by FairPoint or any of its Subsidiaries and owing to FairPoint or a Subsidiary of FairPoint, as applicable, so long as such payable has not remained outstanding for more than 120 days or (b) Intercompany Tax Payables.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes), and branch profits taxes, in each case, that are (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) Other Connection Taxes, (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 10.13) or designates a new Lending Office, or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) or Section 3.01 (c)(i), and (d) U.S. federal withholding taxes imposed under FATCA.

“Extended Maturity Date” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Amendments” has the meaning specified in Section 2.15(e).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FairPoint” has the meaning specified in the introductory paragraph hereto.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor versions that are substantively comparable and not materially more onerous to comply with) and any regulations thereunder or official governmental interpretations thereof or any agreement entered into under Section 1471(b)(1).

“FCC” means the Federal Communications Commission and any successor regulatory body.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the letter agreement titled “Fee Letter”, dated February 11, 2013, between the Borrower and Morgan Stanley Senior Funding, Inc.

“Financial Restatement” has the meaning specified in Section 8.01(d).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include (x) indorsements of instruments for deposit or collection in the ordinary course of business, indemnification obligations incurred in the ordinary course of business or (y) obligations in respect of indemnification, purchase price adjustments and earn-outs incurred in connection with acquisitions of Persons or business units and Dispositions permitted hereunder; provided that, to the extent any such obligation is fixed and determinable and not otherwise contingent, such obligation is paid when due after the date such obligation becomes fixed and determinable and not otherwise contingent. The amount of any Guarantee shall be deemed to be an amount equal to the lower of (a) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of FairPoint listed on Schedule 6.12 and each other Subsidiary of FairPoint that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Continuing Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, hazardous or toxic wastes, or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Hedge Bank” means any Person that (a) at the time it enters into an interest rate Swap Contract required or permitted under Article VI or VII, is a Lender, Arranger or an Affiliate of a Lender or Arranger, or (b) on the Closing Date, is a Lender, Arranger or an Affiliate of a Lender or Arranger that has entered into an interest rate Swap Contract prior to the Closing Date, in each case in its capacity as a party to such Swap Contract.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Incremental Term Loans” has the meaning specified in Section 2.16(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  all obligations of such Person to pay the deferred purchase price of property or services (other than (i) accounts payable and accrued expenses incurred in the ordinary course of business, (ii) purchase price adjustments, earn-outs, holdbacks and contingent payment obligations to which the seller of such property or services may become entitled; provided that, to the extent such payment is fixed and determinable and not otherwise contingent, the amount is paid when due after the date such payment becomes fixed and determinable and not otherwise contingent and (iii) obligations incurred under ERISA or deferred employee or director compensation and accruals for employee expenses or obligations (including workers’ compensation and retiree medical care));

(d)                                 indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)                                  all Capitalized Lease Obligations of such Person;

(f)                                   all obligations of such Person under any document governing any Disqualified Equity Interest to, prior to the date that occurs ninety-one (91) days after the latest Maturity Date, purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Disqualified Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid Dividends; and

(g)                                  all Guarantees of such Person in respect of any of the foregoing (it being understood and agreed that performance Guarantees that do not otherwise require the guarantor thereunder to guarantee (or that otherwise have the economic effect of guaranteeing) Indebtedness or another payment obligation of another Person shall not constitute Indebtedness hereunder);

provided, however, that Excluded Intercompany Payables shall not constitute Indebtedness hereunder.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, and (b) Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means the occurrence of an Event of Default under Section 8.01(f).

“Intercompany Subordination Agreement” has the meaning specified in Section 4.01(d).

“Intercompany Tax Payable” means any payable owing by a Subsidiary of FairPoint to its parent company (if FairPoint or another Subsidiary of FairPoint) arising in connection with the tax sharing arrangements entered into among FairPoint and its Subsidiaries from time to time, so long as the amount of such payable relates to the taxes attributable to the operations of such Subsidiary.

“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement dated as of February 14, 2013 among the Administrative Agent, on behalf of itself and the other Secured Parties, and U.S. Bank National Association, as trustee, and U.S. Bank National Association, as collateral agent, on behalf of itself and the holders of the Senior Notes, and consented to by the Borrower and each other Loan Party.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and other than advances in the ordinary course of business that would be recorded as accounts receivable of such Person in accordance with GAAP) or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, reduced by any dividend, distribution, return of capital or repayment received by such Person in respect of the Investment, but otherwise without adjustment for subsequent increases or decreases in the value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary thereof) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Law” means any law, constitution, statute, treaty, regulation, by-law, rule, ordinance, order, injunction, award, decree or determination of any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Morgan Stanley Senior Funding, Inc. (or any Affiliates or branches thereof that Morgan Stanley Senior Funding, Inc. may designate) in its capacity as an issuer of Letters of Credit hereunder or (b) such other Revolving Credit Lender (or Affiliates or branches thereof) approved by the Borrower and the Administrative Agent that agrees to be an issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a standby Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such standby Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means, collectively (a) each Person listed on Schedule 2.01, (b) each Person which becomes a Lender pursuant to Section 10.06(b) hereto and (c) their respective successors.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in substantially the form of Exhibit H or in such other form approved by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Intercreditor Agreement, (f) the Fee Letter, (g) the Intercompany Subordination Agreement and (h) any amendment, waiver or consent with respect to any of the foregoing.

“Loan Parties” means, collectively, FairPoint and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London, England interbank euro dollar market.

“LTIP Shares” means the compensation in the form of stock options, profits interests and restricted stock awards or restricted stock units issued to employees and directors of FairPoint and its Subsidiaries under any long term incentive plan, management equity plan, stock option plan, phantom equity plan or any other management or employee benefit plan.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of FairPoint and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, or of the ability of the Loan Parties (taken as a whole) to perform their material obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents; provided that none of the matters disclosed in any reports filed with the SEC by FairPoint prior to the Closing Date (including, without limitation, the financial performance and condition reflected in the unaudited balance sheet of Consolidated FairPoint dated September 30, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Consolidated FairPoint for the fiscal quarter ended on that date and for the portion of FairPoint’s fiscal year then ended on that date), shall in and of itself constitute a Material Adverse Effect.

“Material IP” means IP Rights material to the business of the Loan Parties and their Subsidiaries (taken as a whole) that are owned by any of the Loan Parties and registered (or applied to be registered) with the U.S. Patent and Trademark Office or the U.S. Copyright Office, which for the avoidance of doubt, exclude any IP Rights licensed to any of the Loan Parties by a Person that is not a Subsidiary.

“Material Real Property” means any real property owned by any Loan Party with a fair market value in excess of $5,000,000.

“Material Subsidiary” means at any time, any Subsidiary which, together with its Subsidiaries, has total assets (after intercompany eliminations) at such time with a value of at least 5% of the total assets of Consolidated FairPoint at such time and/or gross revenues for the Measurement Period last ended of at least 5% of the gross revenues of Consolidated FairPoint for such Measurement Period; provided that at no time shall the Subsidiaries that are not Material Subsidiaries have total assets with a value exceeding 20% of the total assets of Consolidated FairPoint or gross revenues for the Measurement Period last ended exceeding 20% of the gross revenues of Consolidated FairPoint for such Measurement Period.

“Maturity Date” means, in each case except to the extent extended pursuant to Section 2.15, (a) in the case of the Term Facility, February 14, 2019 and (b) in the case of the Revolving Credit Facility, February 14, 2018.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of FairPoint for which financial statements have been or are required to be delivered to the Administrative Agent prior to the Closing Date or pursuant to Section 6.01.

“Minimum Extension Condition” has the meaning specified in Section 2.15(c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which FairPoint or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including FairPoint or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)                                 with respect to any Disposition by any Loan Party or any of its Subsidiaries or any loss or damage of property of any Loan Party or any of its Subsidiaries giving rise to insurance proceeds or condemnation awards, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) less (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents) and all accrued interest, premiums and fees incurred and payable in connection with the repayment of such Indebtedness, (B) attorneys’ fees, accountants’ fees and investment banking fees, plus other reasonable and customary out-of-pocket fees and expenses incurred by such Loan Party or such Subsidiary in connection with such transaction, (C) taxes paid or reasonably estimated to be actually payable, including for this purpose any loss or forfeiture of a net operating loss carryforward, as a result of such transaction or any gain recognized in connection therewith without regard to any available tax credits or deductions and any tax sharing arrangements, and (D) the amount of any reserves established to fund indemnification payments (fixed or contingent) or other contingent liabilities (including purchase price adjustments, payments made in connection with noncompete agreements, retained liabilities (such as pension and other post-employment benefit liabilities and liabilities related to environmental matters)) reasonably estimated to be actually payable as a result of such transaction; and

(b)                                 with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction less (ii) the underwriting discounts and commissions, private placements and/or initial purchaser fees, attorneys’ fees, accountants’ fees, investment banking fees and other reasonable and customary out-of-pocket fees and expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, filing, recording or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, other than any such taxes that are Other Connection Taxes imposed because of an assignment (other than an assignment made at the request of the Borrower pursuant to Section 10.13).

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by FairPoint and any ERISA Affiliate and is covered by Title IV of ERISA.

“Permitted Acquisition” means any transaction (or series of related transactions) for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business, division or product line of any Person that is not a Subsidiary of the Borrower; (b) acquisition of in excess of 50% of the Equity Interests of any Person; or (c) merger or consolidation or any other combination with any Person that is not a Subsidiary of the Borrower, if each of the following conditions is met:

(i)                no Default then exists or would result therefrom;

(ii)             after giving effect to such transaction on a Pro Forma Basis, the Borrower shall be in compliance with the covenants set forth in Section 7.11 as of the most recent Measurement Period;

(iii)          none of FairPoint or its Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired except to the extent same is not prohibited from being incurred under this Agreement, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by FairPoint or any of its Subsidiaries hereunder shall be paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such transaction;

(iv)         the Person or business to be acquired shall be, or shall be engaged in, a business of the type in which FairPoint and its Subsidiaries are permitted to be engaged under Section 7.07;

(v)            the board of directors (or similar managing body) of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such transaction (which opposition has not been publicly withdrawn);

(vi)         after giving effect thereto, the aggregate consideration (other than earn-outs and purchase price adjustments) paid in connection with any and all transactions for the acquisition of any Person that does not become a Qualified Party, other than consideration paid in Equity Interests (other than Disqualified Equity Interests), shall not exceed $250,000,000; and

(vii)      all transactions in connection therewith shall be consummated in all material respects in accordance with all applicable requirements of Law.

“Permitted Letters of Credit” means letters of credit issued for the account of the Borrower or any of its Subsidiaries and reimbursement obligations with respect thereto in the maximum aggregate stated amount of $5,000,000 from time to time outstanding; provided, that to the extent there shall exist a Defaulting Lender with respect to which the Fronting Exposure arising from such Defaulting Lender is not covered in a manner contemplated by this Agreement, the foregoing restriction regarding the stated amount of such letters of credit shall not apply and the foregoing $5,000,000 limit may be increased by the lesser of (a) $10,000,000 and (b) an amount equal to a Defaulting Lender’s Applicable Percentage of the Letter of Credit Sublimit.

“Permitted Refinancing Debt” means, with respect to any Indebtedness (the “Original Indebtedness”), Indebtedness incurred to refinance, replace, refund, extend, renew or repay all or any portion of such Original Indebtedness, whether with the same or different lenders, agents or arrangers; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness except by the sum of (i) an amount equal to any premium, accrued interest and fees and expenses reasonably incurred and paid in connection with such refinancing plus (ii) an amount equal to any existing commitments unutilized thereunder (and no additional Person becomes an obligor with respect thereto as a result of or in connection with such refinancing, refunding, renewal or extension, unless such Person is a Loan Party), (b) if the Original Indebtedness is subordinated in right of payment to the Obligations, such Permitted Refinancing Debt shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Original Indebtedness, (c) such Permitted Refinancing Debt shall not have additional obligors or greater guarantees or security than the Original Indebtedness, (d) such Permitted Refinancing Debt shall not have a shorter maturity or a shorter weighted average life to maturity than the maturity or weighted average life to maturity, as applicable, of the Original Indebtedness and (e) the material terms, taken as a whole, of any such Permitted Refinancing Debt are no less favorable to the Loan Parties than either (i) those governing the Original Indebtedness or (ii) those in the applicable debt market for similarly situated issuers in light of the prevailing market conditions; provided that the terms of such Permitted Refinancing Debt shall be deemed to satisfy the requirements set forth in this definition if the Borrower delivers a certificate of a Responsible Officer, together with a reasonably detailed description of the material terms and conditions of such Permitted Refinancing Debt or drafts of the documentation relating thereto, to the Administrative Agent at least five (5) Business Days (or such later date as the Administrative Agent may agree) prior to the incurrence thereof stating that the Borrower has determined in good faith that such terms satisfy such requirements, unless the Administrative Agent notifies the Borrower within such five (5) Business Day (or shorter, if applicable) period that it disagrees with such determination.

“Permitted Unsecured Debt” means unsecured Indebtedness of FairPoint or any of its Subsidiaries; provided, that, such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary (as determined in good faith by the Borrower) acceleration rights after an event of default), in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of FairPoint or any ERISA Affiliate or any such Plan to which FairPoint or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan of Reorganization” means Debtors’ Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated December 29, 2010.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” has the meaning specified in Section 4.01(a)(iii).

“Preferred Stock” as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person.

“Pro Forma Basis” means on a pro forma basis consistent with GAAP and Regulation S-X of the Securities Act of 1933 or as determined in good faith by a Responsible Officer of the Borrower, as provided below.

In connection with any calculation of the financial covenants set forth in Section 7.11 or any other financial ratio hereunder upon giving effect to a voluntary prepayment of Indebtedness, a Disposition of any material asset or assets outside of the ordinary course of business, Investment that results in a Person becoming a Subsidiary of FairPoint or Permitted Acquisition on a Pro Forma Basis:

(a)           for purposes of any such calculation in respect of any voluntary prepayment of Indebtedness, any Indebtedness which is voluntarily prepaid shall be excluded and deemed to have been prepaid as of the first day of the applicable period;

(b)           for purposes of any such calculation in respect of any such Disposition, (i) such Disposition shall be deemed to have been consummated as of the first day of the applicable period and (ii) any Indebtedness which is retired in connection with such Disposition shall be excluded and deemed to have been retired as of the first day of the applicable period; and

(c)           for purposes of any such calculation in respect of any such Investment or Permitted Acquisition, (i) such Investment or Permitted Acquisition shall be deemed to have occurred on the first day of the applicable period, (ii) any Indebtedness incurred or assumed by any Person in connection with such transaction (or series of transactions) (including the Person or assets acquired) and any Indebtedness of the Person or assets acquired that is not retired in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iii) any Indebtedness that is retired in connection with such Permitted Acquisition shall be excluded and deemed to have been retired as of the first day of the applicable period.

Whenever pro forma effect is to be given to any such transaction (or series of transactions), the pro forma calculations shall be made in good faith by the Borrower and may include expected cost savings (without duplication of actual cost savings) to the extent (a) such cost savings would be permitted to be reflected in pro forma financial information complying with Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the staff of the SEC, and as certified by a Responsible Officer of the Borrower or (b) factually supportable and the Borrower in good faith believes that such cost savings will be realized within one year after the applicable transaction is consummated and all steps necessary for the realization of such cost savings have been taken (such cost savings, the “Cost Savings Adjustments”); provided that the aggregate amount of Cost Savings Adjustments added pursuant to this clause (b) for any Measurement Period shall not exceed 10% of Consolidated EBITDA of Consolidated FairPoint for such Measurement Period (calculated prior to giving effect to any Cost Savings Adjustments in such Measurement Period).

“Public Lender” has the meaning specified in Section 6.02.

“PUC” means a public utility commission, public service commission or any similar agency or commission.

“Qualified Party” means and includes (a) the Borrower and each other Loan Party and (b) each Domestic Subsidiary of the Borrower, (i) which has not become a Guarantor, or (ii) the capital stock or other Equity Interests of which are not pledged pursuant to the Pledge Agreement, in each case as a result of required regulatory approvals or regulatory restrictions on borrowings or issuances of guaranties of indebtedness for borrowed money or granting of Liens on its assets or Equity Interests or other applicable Law.

“Recipient” means the Administrative Agent, any Lender and the L/C Issuer, as applicable.

“Refinanced Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“Refinanced Term Loan” has the meaning specified in Section 2.17(b).

“Refinancing Amendment” has the meaning specified in Section 2.17(c).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“Replacement Term Loans” has the meaning specified in Section 2.17(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived and any events contemplated by the Plan of Reorganization.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Revolving Credit

Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (c) Term Loans (or, prior to the making of the Term Loans, the Term Commitments).

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Loans on such date; provided that, at any time prior to the making of the Term Loans, “Required Term Lenders” shall consist of Term Lenders holding more than 50% of the Term Commitments.

“Responsible Officer” means the chief executive officer, president, any executive vice president, chief financial officer, treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent, and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any Dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.16(a).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. As of the Closing Date, the aggregate amount of the Revolving Credit Commitments is $75,000,000.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank and with respect to which the Borrower and such Cash Management Bank have delivered written notice to the Administrative Agent that such Cash Management Agreement constitutes a Secured Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank and with respect to which the Borrower and such Hedge Bank have delivered written notice to the Administrative Agent that such Swap Contract constitutes a Secured Hedge Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Senior Notes” means the 8.75% senior secured notes due 2019 in the initial aggregate principal amount of $300,000,000 issued by the Borrower pursuant to the Senior Notes Indenture and any exchange notes issued in exchange therefor pursuant thereto.

“Senior Notes Documents” means the Senior Notes Indenture and any notes or other credit documents referred to therein.

“Senior Notes Indenture” means that certain Indenture, dated as of February 14, 2013, by and among the Borrower, the Guarantors, U.S. Bank National Association, as trustee, and U.S. Bank National Association, as collateral agent.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property (taken as a whole and valued on a going concern basis) (including rights of contribution in respect of obligations for which such Person has provided a Guarantee) of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets (taken as a whole and valued on a going concern basis) (which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means any Event of Default pursuant to Section 8.01(a) or (f).

“STE” means S T Enterprises, Ltd., a Kansas corporation.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares, securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of FairPoint. Each reference herein or in any other Loan Document to a “Subsidiary” shall be deemed to exclude Unrestricted Subsidiaries unless expressly noted otherwise.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-tomarket value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate amount of the Term Commitments is $640,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) Unasserted Contingent Obligations, (ii) Obligations with respect to any Secured Cash Management Agreement and (iii) Obligations with respect to any Secured Hedge Agreement), (b) the termination of the Commitments and (c) the cancellation or expiration of all Letters of Credit under this Agreement (other than Letters of Credit at least 103% of the face amounts thereof have been Cash Collateralized).

“Threshold Amount” means $25,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the refinancing of existing Indebtedness by the Term Facility, the Revolving Credit Facility and the Senior Notes, (b) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party and the making of the initial Borrowings hereunder, (c) the execution and delivery by FairPoint and its Subsidiaries under the Senior Note Documents to which they are a party and the issuance of the Senior Notes and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unasserted Contingent Obligations” means, at any time, Obligations for indemnifications and reimbursements in respect of which no claim or demand for payment has been made.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15.

“Wholly-Owned Domestic Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ qualifying shares or other similar shares required pursuant to applicable Law, is owned directly or indirectly by such Person.

Section 1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof’ and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           If any document, certificate or other information is required to be delivered by a Loan Party under the Loan Documents on a day other than a Business Day, such document, certificate or other information, as the case may be, may be delivered on the next succeeding Business Day.

Section 1.03          Accounting Terms.  (a)  Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise permitted by GAAP or as specifically prescribed herein.

(b)           Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the

Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the consequences of the change in GAAP shall be disregarded for purposes of determining compliance with the Loan Documents.

Section 1.04          Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount permitted to be drawn under such Letter of Credit at such time.

Section 1.07          Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01          The Loans. (a)  The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender agrees to make a term loan (each such loan, a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b), without premium or penalty (except as provided in Section 3.05). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02          Borrowings, Conversions and Continuations of Loans.  (a)  Each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the continuation of an Event of Default, if the Administrative Agent at the direction of the Required Lenders so notifies the Borrower in writing, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Credit Facility.

Section 2.03          Letters of Credit. (a)  The Letter of Credit Commitment. (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that (1) in the case of a Letter of Credit issued for the account of a Subsidiary, the Borrower is a co-applicant of such Letter of Credit and (2) after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total

Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower or a Subsidiary for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s and the Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower and the Subsidiaries may, during the foregoing period and in accordance with the terms hereof, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)    The L/C Issuer shall not issue any Letter of Credit if:

(A)      subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)      the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either (i) such Letter of Credit is Cash Collateralized no later than the Letter of Credit Expiration Date in an amount equal to 103% of the L/C Obligations with respect to such Letter of Credit, or (ii) all the Revolving Credit Lenders have approved such expiry date.

(iii)   The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)      the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)      unless otherwise agreed by the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D)      the Letter of Credit is to be denominated in a currency other than Dollars;

(E)       the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F)       the Letter of Credit is a commercial letter of credit or bank guarantee or is not a standby letter of credit, unless the L/C Issuer of such Letter of Credit is neither Morgan Stanley Senior Funding, Inc. nor any of its Affiliates; or

(G)      any Revolving Credit Lender is at that time a Defaulting Lender, unless either (i) the “Applicable Percentage” of each non-Defaulting Lender is fully reallocated as set forth in Section 2.14(a)(iv), (ii) the Borrower or such Defaulting Lender delivers Cash Collateral to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.14(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, or (iii) the L/C Issuer has entered into other arrangements satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate such actual or potential Fronting Exposure (after giving effect to Section 2.14(a)(iv)).

(iv)   The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v)    The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower (and if applicable, of the Subsidiary that is the co-applicant thereof). Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)   If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelvemonth period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date, unless either (i) such Letter of Credit is Cash Collateralized no later than the Letter of Credit Expiration Date in an amount equal to 103% of the L/C Obligations with respect to such Letter of Credit, or (ii) all the Revolving Credit Lenders have approved such expiry date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent (at the direction of the Required Lenders or the Required Revolving Lenders) or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)   Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations. (i) The L/C Issuer shall notify the Borrower and the Administrative Agent of a drawing of any Letter of Credit on the date of such drawing (an “Honor Date”). The Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing within one Business Day of notice from the L/C Issuer that the applicable Honor Date has occurred; provided, however, if the amount so paid or disbursed by the L/C Issuer is not reimbursed by the Borrower prior to 3:00 p.m. on such Honor Date (if the Borrower has received notice of such Honor Date prior to 1:00 p.m. on such Honor Date), the Borrower shall pay interest on such amount from such Honor Date to but not including the date the L/C Issuer is reimbursed therefor at a rate per annum which shall be equal to the Base Rate plus the Applicable Rate applicable to Base Rate Loans (and, if not reimbursed by the third Business Day after notice of such Honor Date, at the Default Rate if the Required Lenders have elected the Default Rate to apply pursuant to Section 2.07(b)), such interest to be payable by the Borrower on demand made on or after the Honor Date. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)   With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate if the Required Lenders have elected the Default Rate to apply pursuant to Section 2.07(b). In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)   Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)   If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.  (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary thereof may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)   any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)   any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, FairPoint or any of its Subsidiaries;

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)           Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.14(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, and on the last day of the Availability Period for the Revolving Credit Facility, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate of 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed among the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at a rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December and on the last day of the Availability Period for the Revolving Credit Facility, in respect of the most recently-ended fiscal quarter (or portion thereof, in the case of the first payment and if applicable, the last payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter as agreed between the Borrower and the L/C Issuer. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand (accompanied by an invoice) and are nonrefundable.

(j)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04          Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (other than any premium that may be owed pursuant to Section 2.04(a)(ii)); provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility); provided, however, that if such notice provides that it is conditioned upon the effectiveness of other credit facilities or the consummation of another transaction or event, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  If such notice is given by the Borrower and not revoked as provided above, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii)    In the event that, on or prior to the third anniversary of the Closing Date, there shall be any prepayment of the Term Loans under this Section 2.04(a) or Section 2.04(b)(iii), the Borrower shall pay to the Term Lenders (including Persons replaced as Term Lenders pursuant to Section 10.13 as a result of the event in connection with such prepayment), on the date of such prepayment, a premium equal to (i) 3.00%, if such prepayment falls on or prior to the first anniversary of the Closing Date, (ii) 2.00%, if such prepayment takes place after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date or (iii) 1.00%, if such prepayment takes place after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date, in each case of the principal amount of the Term Loans subject to such prepayment.

Each prepayment of the outstanding Term Loans pursuant to this Section 2.04(a) shall be applied as specified by the Borrower in the applicable notice of prepayment, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b)           Mandatory. (i)  Within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) commencing with the fiscal year ending December 31, 2013, the Borrower shall prepay an aggregate principal amount of Loans in an amount (if positive) equal to (x) if the Consolidated Total Leverage Ratio as determined as of the last day of the fiscal year covered by such financial statements is greater than 2.00:1.00, 50% of Excess Cash Flow for such fiscal year and (y) if the Consolidated Total Leverage Ratio as determined as of the last day of the fiscal year covered by such financial statements is equal to or less than 2.00:1.00, 25% of Excess Cash Flow for such fiscal year.

(ii)    If FairPoint or any of its Subsidiaries receives insurance proceeds or condemnation awards with respect to any loss or damage of property or otherwise Disposes of any property, in each case which yields gross proceeds in excess of $100,000 (other than any Disposition of any property permitted by Section 7.05(a) through (d), (e) (except to the extent relating to Section 7.04(d)), (f) through (j), and (m)) which results in the receipt by such Person of Net Cash Proceeds in excess of $10,000,000 in any fiscal year of such Person, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such excess within ten (10) Business Days after receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, that the Borrower may in its sole discretion use a portion of such Net Cash Proceeds to prepay or repurchase the Senior Notes to the extent required or permitted under the Senior Note Documents, in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Senior Notes and the denominator of which is the sum of the outstanding principal amount of the Senior Notes and the Outstanding Amount of the Loans and L/C Obligations (it being understood that if such amount shall be different as calculated (A) on the date on which the offer to repurchase the Senior Notes is made to the holders thereof and (B) on the date on which such repurchase is consummated, such amount shall be deemed to be the amount described in Clause (A); and that any such proceeds declined by the holders of the Senior Notes shall be subject to this clause (ii) without giving effect to this proviso); provided, further, that, with respect to any Net Cash Proceeds received under a Disposition or with respect to any loss or damage of property described in this Section 2.04(b)(ii), if elected by the Borrower by notice to the Administrative Agent on or prior to the end of such ten (10) Business Days’

period, and so long as no Specified Event of Default and no Event of Default resulting from a breach of Section 7.11 shall have occurred and be continuing, FairPoint or such Subsidiary may, in lieu of making such prepayment, reinvest all or any portion of such Net Cash Proceeds in assets useful in the business of FairPoint or any of its Subsidiaries so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated or a binding commitment to acquire such assets shall have been entered into, so long as such assets are actually acquired within 455 days after the receipt of such Net Cash Proceeds; and provided, further, however, that any Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Loans as set forth in this Section 2.04(b)(ii) at the end of such reinvestment period (or, if later, within ten (10) Business Days after any holders of the Senior Notes decline an offer to repurchase such Senior Notes with such Net Cash Proceeds).  Notwithstanding the foregoing, to the extent that the sole reason that FairPoint or any of its Subsidiaries is unable to reinvest all or a portion of the Net Cash Proceeds realized under such a Disposition within such period described in the previous sentence is the failure to receive any required regulatory approvals (and such approvals have not theretofore been denied), such period may be extended to up to 90 days in the sole discretion of the Administrative Agent; provided, however, within five (5) Business Days after any denial of a requested approval or withdrawal of the request of such approval the applicable Net Cash Proceeds shall be applied to the prepayment of the Loans as set forth in this Section 2.04(b)(ii).

(iii)   Upon the incurrence or issuance by FairPoint or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans (together with any premium that may be owed pursuant to Section 2.04(a)(ii)) equal to 100% of all Net Cash Proceeds received therefrom after receipt thereof by FairPoint or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (x) below).

(iv)   Each prepayment of Loans pursuant to the provisions of Section 2.04(b) shall be applied, first, to the Term Facility to the principal repayment installments thereof in direct order of maturity and, second, to the Revolving Credit Facility in the manner set forth in clause (vi) of this Section 2.04(b).

(v)    If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall, within five (5) Business Days of notice thereof from the Administrative Agent, prepay Revolving Credit Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(vi)   Prepayments of the Revolving Credit Facility made pursuant to this Section 2.04(b) shall not result in a reduction of the Revolving Credit Commitments (unless a reduction pursuant to Section 2.05(a) is made concurrently) and, first, shall be applied ratably to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall, following the occurrence and during the continuance of an Event of Default, be used to Cash Collateralize the remaining L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof); and

the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Revolving Credit Loans outstanding at such time and (to the extent required as provided for above) the Cash Collateralization of the remaining L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof), and after giving effect to clause (iv) of this Section 2.04(b), may be retained by the Borrower.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

Section 2.05           Termination or Reduction of Commitments.  (a)  Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder (in an amount equal to 103% of the then Outstanding Amount thereof) would exceed the Letter of Credit Sublimit and (iv) that if such notice provides that it is conditioned upon the effectiveness of other credit facilities or the consummation of another transaction or event, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)           Mandatory.  (i)  The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of, and after giving effect to, the Term Borrowing.

(ii)    If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.05. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

Section 2.06           Repayment of Loans. (a)  Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04):

Date	Amount
June 30, 2013	$1,600,000
September 30, 2013	$1,600,000
December 31, 2013	$1,600,000
March 31, 2014	$1,600,000
June 30, 2014	$1,600,000
September 30, 2014	$1,600,000
December 31, 2014	$1,600,000
March 31, 2015	$1,600,000
June 30, 2015	$1,600,000
September 30, 2015	$1,600,000
December 31, 2015	$1,600,000
March 31, 2016	$1,600,000
June 30, 2016	$1,600,000
September 30, 2016	$1,600,000
December 31, 2016	$1,600,000
March 31, 2017	$1,600,000
June 30, 2017	$1,600,000
September 30, 2017	$1,600,000
December 31, 2017	$1,600,000
March 31, 2018	$1,600,000
June 30, 2018	$1,600,000
September 30, 2018	$1,600,000
December 31, 2018	$1,600,000
Maturity Date	Remainder

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b)           Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

Section 2.07           Interest. (a)  Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate applicable to such Facility for such Interest Period plus the Applicable Rate for such Loan; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Loan.

(b)           (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the full extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the full extent permitted by applicable Laws.

(iii)   Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08           Commitment Fee.  (a)  In addition to certain fees described in Sections 2.03(h) and (i), the Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee equal to (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the fiscal quarter during which the Closing Date occurs, 0.50% per annum, and (ii) thereafter, (x) if the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) is greater than 2.00:1.00, 0.50% per annum, and (y) if the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) is equal to or less than 2.00:1.00, 0.375% per annum, in each case times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.14.  The commitment fee shall accrue at all times during the Availability Period, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears.

(b)           Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

Section 2.09           Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

Section 2.10           Evidence of Debt. (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.11           Payments Generally; Administrative Agent’s Clawback. (a)  General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive evidence absent manifest error of the existence and amount of the obligations owing under this subsection (b).

(c)           Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.12           Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of

(i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.13 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to FairPoint or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.13           Cash Collateral.

(a)           Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, upon the Letter of Credit Expiration Date, Cash Collateralize (in an amount equal to 103% of the then Outstanding Amount thereof) the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, unless the Administrative Agent or the L/C Issuer shall have entered into arrangements with such Defaulting Lender to cover all Fronting Exposure arising from such Defaulting Lender (it being understood and agreed that neither the Administrative Agent nor the L/C Issuer shall be under any obligation to seek to enter into such arrangements), within two Business Days of the written request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount equal to such Fronting Exposure (after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing general deposit accounts at an institution reasonably satisfactory to the L/C Issuer.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Revolving Credit Lenders, and agrees to maintain a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.13(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, within two Business Days of written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.          Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.13 or Sections 2.03, 2.04, 2.14 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.13 may be otherwise applied in accordance with Section 8.03, if applicable), and (y) the Person providing Cash Collateral and the L/C Issuer may independently agree between themselves that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.14           Defaulting Lenders. (a)  Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)     Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the Fronting Exposure of that Defaulting Lender in accordance with Section 2.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to that Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)   Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)   Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.14(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.15           Extensions of Loans. (a)  The Borrowers may from time to time, pursuant to the provisions of this Section 2.15, agree with one or more Lenders holding Loans or Commitments of any Class to extend the maturity date, and otherwise modify the economic terms of any such Class or any portion thereof (including, without limitation, by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of any Loans of such Class or any portion thereof (each such modification an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.15, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans and Commitments of each Lender in such Class) and on the same terms to each such Lender.  In connection with each Extension, the Borrowers will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days (or such shorter period as the Administrative Agent may agree) prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans and/or Commitments of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses.  In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent.  Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension Offer.  After giving effect to any Extension, the Term

Loans, Revolving Credit Loans or Revolving Credit Commitments, as applicable, so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.

(b)           Each Extension shall be subject to the following:

(i)     except as to interest rates, fees, scheduled amortization, and final maturity date (which shall, subject to clause (iii) below, be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans, Revolving Credit Loans or Revolving Credit Commitments, as applicable, of any Lender extended pursuant to any Extension shall have the same terms as the Class of Term Loans, Revolving Credit Loans or Revolving Credit Commitments, as applicable, subject to the related Extension Offer;

(ii)    the final maturity date of any Term Loans, Revolving Credit Loans or Revolving Credit Commitments, as applicable, of a Class to be extended pursuant to an Extension shall be later than the final maturity date of such Class, and the weighted average life to maturity of any Term Loans, Revolving Credit Loans or Revolving Credit Commitments, as applicable, of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of such Class;

(iii)   if the aggregate principal amount of Term Loans, Revolving Credit Loans or Revolving Credit Commitments, as applicable, of a Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans, Revolving Credit Loans or Revolving Credit Commitments, as the case may be, of such Class offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Loans or Commitments, as applicable, of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(iv)   all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;

(v)    any applicable Minimum Extension Condition (as defined below) shall be satisfied; and

(vi)   no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Credit Extension being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Responsible Officer of the Borrower.

(c)           The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that

Lenders of the applicable Class holding a minimum amount of the Loans (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer) accept such Extension Offer.  For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.12 and Section 10.01 will not apply to Extensions of Term Loans, Revolving Credit Loans or Revolving Credit Commitments, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.15, including to any payment of interest or fees in respect of any Term Loans, Revolving Credit Loans or Revolving Credit Commitments, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans or Commitments, as applicable, of any other Class, in each case as is set forth in the relevant Extension Offer.

(d)           The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents with the Loan Parties and the Lenders participating in an Extension as may be necessary in order to establish new Classes of Term Loans, Revolving Credit Loans or Revolving Credit Commitments, as applicable, created pursuant to an Extension, in each case on terms consistent with this Section 2.15.

(e)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.15.

Section 2.16           Incremental Facility.

(a)           Incremental Term Loans and Revolving Credit Commitment Increases. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”) or (ii) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase”).  The aggregate amount of the Incremental Term Loans and the Revolving Credit Commitment Increases borrowed or effected under this Section 2.16 shall not exceed $50,000,000; provided that if at any time after $50,000,000 of Incremental Term Loans and Revolving Credit Commitment Increases have been borrowed or effected, the Consolidated Secured Leverage Ratio for the most recently ended Measurement Period shall not exceed 3.25:1.00 on a Pro Forma Basis after giving effect thereto (calculated assuming the increased Revolving Credit Commitments pursuant to such Revolving Credit Commitment Increase are fully drawn), the Borrower may at such time borrow or effect an additional $150,000,000 of Incremental Term Loans and Revolving Credit Commitment Increases, which Incremental Term Loans and Revolving Credit Commitment Increases shall remain permitted hereunder even if subsequently the Consolidated Secured Leverage Ratio shall exceed 3.25:1.00.

(b)           Terms and Conditions of Incremental Term Loans.  The following terms and conditions shall apply to any Incremental Term Loans:  (i) the Borrower shall be in compliance with the financial covenants contained in Section 7.11 on a Pro Forma Basis after giving effect to such Incremental Term Loan as of the last day of the most recently ended Measurement Period for which financial statements are required to have been delivered pursuant to Section 6.01, (ii) as of the date of such Incremental Term Loan, no event shall have occurred and be continuing or would result from the consummation of such Incremental Term Loan that would constitute an Event of Default, and the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification, and (iii) the Incremental Term Loans shall be on the same terms as the existing Term Loans; provided that any Incremental Term Loan may provide for (A) a different amortization schedule from the amortization schedule for the existing Term Loans so long as the weighted average life to maturity thereof is not shorter than that of the existing Term Loans, (B) a maturity date on or after the maturity date for the existing Term Loans, (C) the payment of upfront or other fees to the Lenders or other Persons providing the Incremental Term Loans and (D) a different Applicable Rate from the Applicable Rate for the existing Term Loans; provided that the all-in yield (after taking into account any interest rate floor, original issue discount or upfront fees, but excluding any customary arrangement or similar fees in connection therewith that are not paid to all of the participant lenders) to the participating lenders in respect of such Incremental Term Loan shall not exceed the all-in yield (after taking into account the same factors described above for all-in yield) for the existing Term Loans by more than 50 basis points; provided further that if the all-in yield in respect of such Incremental Term Loan does so exceed the all-in yield applicable to the existing Term Loans, the Applicable Rate with respect to the existing Term Loans shall be increased so that the all-in yield in respect of such Incremental Term Loan (after taking into account the same factors described above for all-in yield), is no more than 50 basis points higher than the all-in yield for the existing Term Loans (after taking into account the same factors described above for all-in yield).

(c)           Terms and Conditions of Revolving Credit Commitment Increases.  The following terms and conditions shall apply to any Revolving Credit Commitment Increase:  (i) the Borrower shall be in compliance with the financial covenants contained in Section 7.11 on a Pro Forma Basis after giving effect to such Revolving Credit Commitment Increase as of the last day of the Measurement Period most recently ended for which financial statements are required to have been delivered pursuant to Section 6.01, (ii) as of the date of such Revolving Credit Commitment Increase, no event shall have occurred and be continuing or would result from the consummation of such Revolving Credit Commitment Increase that would constitute an Event of Default, and (iii) the Commitments in respect of such Revolving Credit Commitment Increase shall be on the same terms as the existing Revolving Credit Commitments; provided that any Revolving Credit Commitment Increase may provide for (A) an increase in the Applicable Rate, so long as such increase applies to the existing Revolving Credit Loans to the same extent as to the Loans made under the Commitments in respect of such Revolving Credit Commitment Increase, (B) an increase in the commitment fee rate payable pursuant to Section 2.08(a), so long as such increase applies to the existing unused Revolving Credit Commitments to the same extent as the unused Commitments in respect of such Revolving Credit Commitment Increase, and (C) the payment of upfront or other fees to the Lenders or other Persons providing the Commitments in respect of such Revolving Credit Commitment Increase.

(d)           Participation and Documentation.  Incremental Term Loans and Revolving Credit Commitment Increases may be provided by any existing Lender (provided that no existing Lender shall have any obligation to provide any portion of any Incremental Term Loan or any Revolving Credit Commitment Increase) or by any other Person permitted to become a Lender hereunder pursuant to and in accordance with the provisions of Section 10.06.  Commitments in respect of Incremental Term Loans and Revolving Credit Commitment Increases shall become Commitments (or in the case of a Revolving Credit Commitment Increase to be provided by a Lender with an existing Revolving Credit Commitment, an increase in such Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender or other Person agreeing to provide such Commitment and the Administrative Agent.  Such amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.  In connection with the consummation of any Revolving Credit Commitment Increase, the Total Revolving Credit Outstandings of each Lender with an existing Revolving Credit Commitment prior to such Revolving Credit Commitment Increase shall be reallocated by causing such fundings, repayments and assumptions (which shall not be subject to any processing and/or recordation fees) among the Revolving Credit Lenders and risk participations in outstanding Letters of Credit such that, after giving effect to each such fundings, repayments and assumptions, each Revolving Credit Lender will hold Revolving Credit Loans and risk participations in Letters of Credit based on its Applicable Percentage after giving effect to such Revolving Credit Commitment Increase.

Section 2.17           Refinancing Facilities. (a)  This Agreement may be amended with the written consent of the Administrative Agent, the L/C Issuer, the Borrower and the Lenders providing the Replacement Revolving Credit Commitments (as defined below) to permit the refinancing of all or any portion of the outstanding Revolving Credit Commitments (the “Refinanced Revolving Credit Commitments”) with replacement revolving commitments (the “Replacement Revolving Credit Commitments”) hereunder; provided that (i) the aggregate amount of such Replacement Revolving Credit Commitments shall not exceed the aggregate amount of such Refinanced Revolving Credit Commitments, except pursuant to a Revolving Credit Commitment Increase consummated in accordance with Section 2.16, (ii) will have a maturity date that is not prior the maturity date of the Refinanced Revolving Credit Commitments, (iii) the Applicable Rate with respect to such Replacement Revolving Credit Commitments (or similar interest rate spread applicable to such Replacement Revolving Credit Commitments) shall be as agreed by the Borrower and the Lenders providing such Replacement Revolving Credit Commitments; provided that if less than all of the outstanding Revolving Credit Commitments are being refinanced and the Replacement Revolving Credit Commitments provide for an increase in the Applicable Rate (or similar interest rate spread applicable to such Replacement Revolving Credit Commitments) above the Applicable Rate for such Refinanced Revolving Credit Commitments (or similar interest rate spread applicable to such Refinanced Revolving Credit Commitments), then such increase shall also apply to the Revolving Credit Commitments not refinanced by such Replacement Revolving Credit Commitments, (iv) such Replacement Revolving Credit Commitments shall rank pari passu in right of payment and of security with the Revolving Credit Loans and Revolving Credit Commitments hereunder, (v) all other terms applicable to such Replacement Revolving Credit Commitments shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Credit Commitments, than those applicable to such Refinanced Revolving Credit Commitments, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Revolving Credit Commitments in effect immediately prior to such refinancing (other than that applicable to such Refinanced Revolving Credit Commitments) and (vi) the proceeds of such Replacement Revolving Credit Commitments shall be applied, substantially concurrently with the incurrence thereof, to the reduction of Refinanced Revolving Credit Commitments (and repayment of Revolving Credit Loans outstanding thereunder) pursuant to Section 2.05.

(b)           This Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or any portion of the outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan (“Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Rate with respect to such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Rate for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Term Loans) and will have a maturity date that is not prior to the maturity date of the Refinanced Term Loans, (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing (other than that applicable to such Refinanced Term Loans) and (v) the proceeds of such Replacement Term Loans shall be applied, substantially concurrently with the incurrence thereof, to the reduction of Refinanced Term Loans pursuant to Section 2.04(a).

(c)           Each of the parties hereto hereby agrees that, upon the effectiveness of any amendment to this Agreement pursuant to clause (a) or (b) above (a “Refinancing Amendment”), this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Revolving Credit Commitments or Replacement Term Loans incurred pursuant thereto.  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, the Intercreditor Agreement (or to effect a replacement of the Intercreditor Agreement, provided such amended or replacement Intercreditor Agreement shall be reasonably satisfactory to the Administrative Agent) and the other Loan Documents solely as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.  In addition, if so provided in the relevant Refinancing Amendment and with the consent of the L/C Issuer, risk participations in Letters of Credit expiring on or after the Maturity Date with respect to the Revolving Credit Facility shall be reallocated from Revolving Credit Lenders to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment.

(d)           This Section 2.17 shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01           Taxes. (a)  Payments Free of Taxes; Obligation to Withhold; Payments on  Account of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Indemnified Taxes from any amount payable by the Borrower or the Administrative Agent to the Administrative Agent, any Lender or the L/C Issuer, as the case may be, then (A) the Administrative Agent shall withhold or make such deductions of Indemnified Taxes as are determined by the Borrower or the Administrative Agent, as the case may be, to be required based upon the information and documentation received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (C) the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions under this sentence (including deductions applicable to additional sums payable under this sentence) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made. In addition, if applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Excluded Taxes from any amount payable by the Borrower or the Administrative Agent to the Administrative Agent, any Lender or the L/C Issuer, as the case may be, then (X) the Borrower or the Administrative Agent, as the case may be, shall withhold or make such deductions of Excluded Taxes as are determined by the Borrower or the Administrative Agent, as the case may be, to be required based upon all available information including the information and documentation received pursuant to subsection (e) below, (Y) the Borrower or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (Z) the sum payable by the Borrower shall not be increased on account of any required withholding for Excluded Taxes or the making of all required deductions under this sentence.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)           Tax Indemnifications.  (i) The Borrower shall, and does hereby indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, with respect to or as a consequence of any transactions contemplated by this Agreement and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, other than penalties, interest and expenses attributable to the conduct of the Administrative Agent, such Lender or the L/C Issuer, as applicable. A certificate setting forth the amount of any such payment or liability in reasonable detail delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be shall be conclusive absent manifest error.

(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be,  (1) to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Administrative Agent pursuant to subsection (e) or (2) to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register. A certificate as to the amount of such Tax, liability or expense shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)    Without limiting the generality of the foregoing,

(A)      any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased for transmittal to the Borrower and the Administrative Agent) executed originals of IRS Form W-9 (or proper substitute or successor form) or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent establishing that such Lender (or Participant) is not subject to U.S. backup withholding, and provide a new IRS Form W-9 (or proper substitute or successor form) upon the expiration or obsolescence of any previously delivered form; and

(B)       each Foreign Lender shall deliver to the Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased for transmittal to the Borrower and the Administrative Agent) executed originals of IRS Form W-8BEN, Form W-8ECI or Form W-8IMY (together with all additional documentation required to be transmitted with Form W-8IMY, including the appropriate forms described in this Section), as applicable, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Foreign Lender (i) certifying such Foreign Lender’s entitlement to a zero rate of, or a complete exemption from, or a reduced rate of, U.S. Federal withholding tax on all payments by the Borrower or the Administrative Agent under this Agreement and the other Loan Documents, or (ii) if the Foreign Lender is claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, executed originals of IRS Form W-8BEN together with a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or any other necessary documentation. Such forms shall be true and accurate and shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity, or at such times as is reasonably requested by the Borrower or the Administrative Agent, of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(iii)          Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent, Lender or L/C Issuer be required to pay any amount to the Borrower the payment of which would place the Administrative Agent, Lender or L/C Issuer in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)           Cooperation. The Administrative Agent, each Lender, and each L/C Issuer, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover any Indemnified Taxes which the Borrower determines, in its sole discretion, exercised in good faith, were improperly imposed, assessed or collected; provided, however that the Borrower shall indemnify the Administrative Agent, such Lender or L/C Issuer, as applicable, for any costs it incurs in connection with complying with this clause (g). The Borrower shall have the right to dispute, at its own cost, the imposition of any Indemnified Taxes (including interest and penalties) with the relevant Governmental Authority. This clause (g) shall not be construed to require the Administrative Agent, any Lender or L/C Issuer to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will this clause (g) relieve the Borrower of its obligation to pay additional amounts to the Administrative Agent, any Lender or the L/C Issuer under this Section, as applicable.

(h)           If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent (i) a certification signed by its chief financial officer, principal accounting officer, treasurer, controller or other financial officer and (ii) any documentation required by Law or reasonably requested by the Borrower or the Administrative Agent sufficient for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such applicable reporting requirements, or to determine the amount to deduct and withhold from any payments.  Solely for purposes of this paragraph (h), FATCA shall include any amendments made to FATCA after the date of this Agreement.

Section 3.02           Illegality. If any Lender reasonably determines after consultation with the Borrower and the Administrative Agent that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03           Inability to Determine Rates. If the Required Lenders reasonably determine prior to the commencement of any Interest Period for a Eurodollar Rate Loan that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans with such requested Interest Period shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04           Increased Costs; Reserves on Eurodollar Rate Loans. (a)  Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)    subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii)   impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest in which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered, as provided in subsection (c) below.

(b)           Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered, as provided in subsection (c) below.

(c)           Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive evidence absent manifest error of the existence and amount of such compensation.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor

(except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

Section 3.05           Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any reasonable loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (including pursuant to any notice revoked by the Borrower later than two Business Days prior to the scheduled date for such prepayment, borrowing, continuation or conversion); or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including, in the case of clauses (a) through (c) above, any actual loss or expense arising from the liquidation or reemployment of funds (but excluding loss of margin or anticipated profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06           Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders. Without limiting the rights of the Borrower to replace Lenders which are set forth elsewhere in this Agreement, if any Lender provides notice under Section 3.02 or requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07           Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01           Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Revolving Credit Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver in accordance with Section 10.01 of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)        executed counterparts of this Agreement, the Guaranty and the Intercreditor Agreement;

(ii)       a Note executed by the Borrower in favor of each Lender requesting a Note at least 3 Business Days prior to the Closing Date;

(iii)      a security agreement, in substantially the form of Exhibit G-1 (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by the Borrower and each of the Guarantors, and a pledge agreement, in substantially the form of Exhibit G-2 (together with each other pledge agreement and pledge agreement supplement determined pursuant to Section 6.12, in each case as amended, the “Pledge Agreement”), duly executed by the Borrower and each Subsidiary listed on Schedule 4.01(a)(iii), together with:

(A)      certificates or instruments representing the Pledged Securities (as defined in the Pledge Agreement) accompanied by all endorsements and/or powers required by the Pledge Agreement,

(B)       financing statements, in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Security Agreement and the Pledge Agreement, covering the Collateral described in the Security Agreement and/or the Pledge Agreement,

(C)       completed Lien searches, dated on or before the Closing Date, listing all effective financing statements (according to the applicable filing office) filed in the jurisdictions set forth in Schedule 4.01 that name any Loan Party as debtor, together with copies of such financing statements, and

(D)      evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement and the Pledge Agreement has been taken, to the extent such action is required or otherwise provided for therein;

(iv)      duly executed payoff letters, UCC-3 termination statements, intellectual property Lien releases and other Lien releases in connection with the refinancing of existing Indebtedness by the Term Facility, the Revolving Credit Facility and the Senior Notes;

(v)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi)      such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing in its jurisdiction of incorporation or organization and in the jurisdictions set forth in Schedule 4.01;

(vii)     a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(viii)    favorable opinions of in-house, local and special FCC counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(ix)       a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;

(x)        forecasts for Consolidated FairPoint prepared by management of FairPoint on a quarterly basis for the first year following the Closing Date;

(xi)       a certificate attesting to the Solvency of the Loan Parties, taken as a whole, after giving effect to the Transaction, from the chief financial officer of FairPoint; and

(xii)      evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral to the extent required pursuant to Section 6.07.

(b)           (i) All fees required to be paid to the Administrative Agent on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three Business Days prior to the Closing Date.

(d)           FairPoint and each of its Subsidiaries shall have duly authorized, executed and delivered a subordination agreement, substantially in the form of Exhibit B (the “Intercompany Subordination Agreement”).

(e)           At least $300,000,000 in aggregate principal amount of Senior Notes shall have been issued by FairPoint.

Without limiting the generality of the provisions of clause (e) of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 4.02           Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject solely to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification.

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01           Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (except, as to Persons other than the Loan Parties, where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals necessary to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02           Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than a Lien permitted under Section 7.01) (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Laws, in each case of clauses (b) and (c), to the extent such contravention, conflict, breach, creation or violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.03           Governmental Authorization; Other Consents. Except for such consents, approvals and filings as have been obtained or made on or prior to the Closing Date and which remain in full force and effect or for which the failure to so obtain or make would not reasonably have a Material Adverse Effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (including, without limitation, the FCC and applicable PUCs) or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection of the Liens created under the Collateral Documents.

Section 5.04           Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.05           Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of FairPoint and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited balance sheet of Consolidated FairPoint dated September 30, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Consolidated FairPoint for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Consolidated FairPoint as of the date thereof and the results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii) to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance that has had a Material Adverse Effect.

(d)           The forecasted balance sheets, statements of income and cash flows of Consolidated FairPoint delivered pursuant to Section 4.01 or Section 6.01(c) were prepared based on good faith estimates and assumptions made by management of FairPoint, which assumptions and estimates were believed by management of FairPoint to be reasonable at the time of delivery of such forecasts (it being recognized by the Administrative Agent and the Lenders that such financial statements as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from estimated results).

Section 5.06          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that could reasonably be expected to have a Material Adverse Effect.

Section 5.07          No Default. No Default has occurred and is continuing.

Section 5.08          Ownership of Property.  Each Loan Party and each of its Subsidiaries has title in fee simple to, good and valid title to, valid leasehold interests in or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.08 sets forth, as of the Closing Date (or as of the date of the most recent update thereto pursuant to Section 6.02(c)), a complete and accurate list of all Material Real Property owned by each Loan Party, showing the street address, county or other relevant jurisdiction, state, record owner and book value thereof.

Section 5.09          Environmental Compliance. (a)  None of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or any analogous foreign, state or local list or, to the knowledge of the Borrower, is adjacent to any such property.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect, there are no and, to the knowledge of the Borrower, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Borrower, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; to the knowledge of the Borrower there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries that if unabated would be expected to have a Material Adverse Effect; and to the knowledge of the Borrower, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries, except as would not be expected to have a Material Adverse Effect.

(c)           Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

Section 5.10          Insurance. The properties of FairPoint and its Subsidiaries are insured with financially sound and reputable insurance companies not Subsidiaries of FairPoint, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where FairPoint or the applicable Subsidiary operates.

Section 5.11          Taxes. FairPoint and its Subsidiaries have filed all Federal, material state and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or where the failure to so file or pay would not reasonably be expected to have a Material Adverse Effect.

Section 5.12          ERISA Compliance.  (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from Federal income tax under Section 501(a) of the Code, the time period within which such favorable determination letter must be timely submitted to the IRS has not lapsed or an application for such a letter is currently being processed by the IRS. To the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status in a manner whereby such loss could not be remedied and such loss would reasonably be expected to result in a Material Adverse Effect.

(b)           There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Other than with respect to a matter contemplated by the Plan of Reorganization and except as could not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred, and neither FairPoint nor any ERISA Affiliate has knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) FairPoint and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) the present value of all accrued benefits under such Pension Plan (based on the such Pension Plan’s funding assumptions) does not exceed the actuarial value of the assets of such Pension Plan allocable to such accrued benefits; (iv) neither FairPoint nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither FairPoint nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)           Neither FairPoint nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

Section 5.13          Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and as of the Closing Date, all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those permitted under Section 7.01. Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  As of the Closing Date, the jurisdictions where the Loan Parties and their Subsidiaries own or operate the highest number of access lines are the State of Maine, the State of New Hampshire, the State of Vermont, the State of Florida, the State of New York and the State of Washington, and as to any Loan Party that is either organized or owns or operates access lines in any such jurisdiction, a good standing certificate and judgment lien search is required in each such jurisdiction as set forth in Schedule 4.01.

Section 5.14          Margin Regulations; Investment Company Act. (a)  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of FairPoint or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15          Disclosure. The written reports, financial statements, certificates and other written information (taken as a whole) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being recognized by the Administrative Agent and the Lenders that such projected financial information as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from projected results).

Section 5.16          Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.17          Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, and/or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, and, to the knowledge of the Borrower, without conflict with the rights of any other Person, except where the failure to so own or possess the right to use, or where such conflict, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any such conflict with the rights of any other Person is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect.  Schedule 5.17 sets forth a complete and accurate list in all material respects of all Material IP as of the Closing Date.

Section 5.18          Solvency. As of the Closing Date and after giving effect to the Transaction, the Loan Parties taken as a whole, together with their Subsidiaries on a consolidated basis, are Solvent.

Section 5.19          Labor Matters. As of the Closing Date, neither FairPoint nor any Subsidiary thereof has suffered any strikes, walkouts or work stoppages that would reasonably be expected to have a Material Adverse Effect.

Section 5.20          Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein, except to the extent provided for in such Collateral Documents. Except for filings contemplated by the Collateral Documents and except for such consents of the FCC, PUCs or other Governmental Authority having jurisdiction over FairPoint and its Subsidiaries as may be required under applicable Law prior to any action by the Administrative Agent to foreclose on or transfer any of the Regulated Securities Collateral (as defined in the Pledge Agreement), no filing or other action will be necessary to perfect or protect such Liens.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Termination Conditions have not been satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary thereof to:

Section 6.01          Financial Statements. Deliver to the Administrative Agent for delivery to each Lender:

(a)           within 90 days after the end of each fiscal year of FairPoint, a balance sheet of Consolidated FairPoint (including, for this purpose, any Unrestricted Subsidiary) as at the end of such fiscal year, and the related consolidated (and, if any Unrestricted Subsidiary existed for any time during such fiscal year, a schedule containing consolidating information with respect to such Unrestricted Subsidiary) statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than qualifications or exceptions resulting solely from the classification of the Loans as short-term Indebtedness during the twelve-month period prior to the Maturity Date) or any qualification or exception as to the scope of such audit, and if a schedule containing consolidating information with respect to any Unrestricted Subsidiary was delivered, such schedule to be certified by the chief executive officer, chief financial officer, treasurer or controller of FairPoint as fairly presenting in all material respects the consolidating information with respect to such Unrestricted Subsidiary;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of FairPoint, (i) the balance sheet of Consolidated FairPoint (including, for this purpose, any Unrestricted Subsidiary) as at the end of such fiscal quarter, and the related consolidated (and, if any Unrestricted Subsidiary existed for any time during such fiscal quarter, a schedule containing consolidating information with respect to such Unrestricted Subsidiary) statements of income or operations, changes in shareholders’ equity, and cash flows of Consolidated FairPoint for such fiscal quarter and for the portion of FairPoint’s fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and which shall be in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of FairPoint as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Consolidated FairPoint in accordance with GAAP, subject only to audit and normal year-end adjustments and the absence of footnotes, and if a schedule containing consolidating information with respect to any Unrestricted Subsidiary was delivered, such schedule to be certified by the chief executive officer, chief financial officer, treasurer or controller of FairPoint as fairly presenting in all material respects the consolidating information with respect to such Unrestricted Subsidiary, subject only to audit and normal year-end adjustments and the absence of footnotes; and

(c)           no later than 30 days after the end of each fiscal year of FairPoint (commencing with the fiscal year ending December 31, 2013), an annual budget of Consolidated FairPoint presented on a quarterly basis for the immediately following fiscal year.

Section 6.02          Certificates; Other Information. Deliver to the Administrative Agent for delivery to each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2013), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of FairPoint (which delivery may, unless the Administrative Agent, or a Lender requests originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)           promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(c)           as soon as available, but in any event within 30 days after the end of each fiscal year of FairPoint, (i) a report supplementing Schedule 5.08, with effect from and after the date of such report, including an identification of all Material Real Property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof) of all Material Real Property acquired during such fiscal year and a description of such other changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete in all material respects; and (ii) a report supplementing Schedule 5.17, with effect from and after the date of such report, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights constituting Material IP awarded to any Loan Party during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications constituting Material IP submitted by any Loan Party during such fiscal year and the status of each such application; each such report to be signed by a Responsible Officer of the Borrower; and

(d)           promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01, 6.02 or 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which FairPoint posts such documents, or provides a link thereto on FairPoint’s website on the Internet at the website address listed in Section 10.02; (ii) on which such documents are posted on FairPoint’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) with respect to the financial statements required to be delivered pursuant to Section 6.01(a) or (b), to the extent such financial statements are set forth in FairPoint’s Form 10-K or 10-Q, as applicable, filed with the SEC, on which date such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System provided that: (i) the Borrower shall deliver paper copies of such documents to the

Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”.

Section 6.03          Notices. Promptly notify the Administrative Agent:

(a)           of the occurrence of any Default or Event of Default;

(b)           of any matter that has resulted in a Material Adverse Effect; and

(c)           of the occurrence of any ERISA Event; provided, however, that, with respect to the event described in clause (f) of the definition of ERISA Event, notice shall not be required unless such event results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of FairPoint setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04          Payment of Taxes. Pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same either (i) are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) the failure to pay could not reasonably be expected to have a Material Adverse Effect.

Section 6.05          Preservation of Existence, Etc. Except in connection with a transaction permitted by Section 7.04 or 7.05, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except, as to Persons other than the Loan Parties, where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect); provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names, service marks and copyrights the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06          Maintenance of Properties. (a) Maintain all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of each of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07          Maintenance of Insurance. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Loan Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.  To the extent that such insurance policies solely cover the properties or liabilities of Loan Parties, (i) the Loan Parties shall use commercially reasonable efforts to cause such insurance to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until after receipt by the Administrative Agent of written notice thereof, and (ii) such insurance shall name the Administrative Agent as loss payee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, on behalf of the Secured Parties.

Section 6.08          Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09          Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

Section 6.10          Inspection Rights. Permit the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (so long as the Borrower is given the opportunity to participate in any such discussion with such independent public accountants), at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower.  Any such visit and inspection shall be at the expense of the Borrower; provided that so long as no Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent for more than one such visit per fiscal year of the Borrower.  Notwithstanding anything to the contrary in this Section 6.10, neither the Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) is prohibited by any Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11          Use of Proceeds. Use the proceeds of the Credit Extensions to consummate the Transaction and for general corporate purposes not in contravention of any Law or of any Loan Document.

Section 6.12          Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition of any new direct or indirect Subsidiary or the designation of any Unrestricted Subsidiary as a Subsidiary that is not an Unrestricted Subsidiary pursuant to Section 6.15 (in each case other than (x) any CFC or a Subsidiary that is held directly or indirectly by a CFC, (y) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations and/or providing any security therefor without the consent of a PUC, the FCC or any other Governmental Authority having jurisdiction over such Subsidiary or is subject to regulatory approvals or regulatory restrictions on borrowings or issuances of guaranties of indebtedness for borrowed money or the granting of Liens on its assets or Equity Interests or (z) any Subsidiary other than a Material Subsidiary) by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i)        within 30 days after such formation, acquisition or designation (or such longer period as may be agreed to by the Administrative Agent), cause such Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)       within 30 days after such formation, acquisition or designation (or such longer period as may be agreed to by the Administrative Agent), furnish to the Administrative Agent the information required by Schedules 5.08 and 5.17 with respect to such Subsidiary,

(iii)      within 30 days after such formation, acquisition or designation (or such longer period as may be agreed to by the Administrative Agent), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent joinders or supplements to the Security Agreement and Pledge Agreement (including delivery of all Pledged Securities (as defined in the Pledge Agreement) in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties constituting Collateral, and

(iv)      within 60 days after such formation, acquisition or designation (or such longer period as may be agreed to by the Administrative Agent), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

Section 6.13          Compliance with Environmental Laws. Unless the failure to do so would not reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all material Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required under applicable Environmental Laws and in each case, in accordance with the requirements of Environmental Laws; provided, however, that neither Borrower nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.14          Further Assurances. Promptly upon the reasonable request by the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) to the full extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Liens intended to be created under any of the Collateral Documents and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Collateral Document or under any other instrument executed in connection with any

Collateral Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.15                             Unrestricted Subsidiary.  The Borrower may at any time designate any of its Subsidiaries as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary that is not an Unrestricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance with the financial covenants contained in Section 7.11 on a Pro Forma Basis and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is restricted by and subject to the covenants contained in the Senior Note Documents or any other documents governing Indebtedness expressly subordinated to the Obligations.  The designation of any Subsidiary of the Borrower as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value (as determined in good faith by a Responsible Officer) of the Borrower’s investment therein.  The designation of any Unrestricted Subsidiary as a Subsidiary of the Borrower that is not an Unrestricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

ARTICLE VII

NEGATIVE COVENANTS

So long as the Termination Conditions have not been satisfied, the Borrower shall not, nor shall it permit any Subsidiary thereof to, directly or indirectly:

Section 7.01                             Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not expanded, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) to the extent such obligations constitute Indebtedness listed on Schedule 7.02, any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(c);

(c)                                  Liens for taxes, assessments or other charges or levies (i) not overdue by more than 30 days, (ii) not required to be discharged pursuant to Section 6.04 or (iii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or to secure letters of credit, bank guarantees, bankers’ acceptances or similar instruments supporting such obligations;

(f)                                   pledges or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or deposits to secure letters of credit, bank guarantees, bankers’ acceptances or similar instruments related thereto;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate do not materially impair the use of or the operation of the business of the applicable Person;

(h)                                 Liens securing judgments not constituting an Event of Default under Section 8.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof, additions and accessions thereto, proceeds and products thereof and customary security deposits (except that individual financings of property provided by one lender may be cross-collateralized to other financings of property provided by such lender), and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is greater, of the property being acquired or improved;

(j)                                    leases or subleases, or non-exclusive licenses or sublicenses that, in each case, (i) are granted to others in the ordinary course of business, and (ii) do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries, taken as a whole;

(k)                                 Liens arising from precautionary UCC financing statement filings regarding operating leases or consignment arrangements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business and statutory and common Law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(l)                                     any interest or title of a lessor under any lease permitted by this Agreement;

(m)                             Liens (i) of a collecting bank under Section 4-208 of the UCC in “items” incurred in the ordinary course of business, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) customary Liens (including the right of set-off) arising as a matter of Law in favor of banking institutions encumbering deposits held by such banking institutions incurred in the ordinary course of business and (iv) Liens on assets subject to repurchase agreements constituting Cash Equivalents provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(n)                                 Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Subsidiaries in the ordinary course of business or in connection with any letter of intent or purchase agreement with respect to an Investment permitted by Section 7.03(o);

(o)                                 Liens securing Secured Hedge Agreements, other Swap Contracts and Secured Cash Management Agreements permitted hereunder;

(p)                                 purchase money liens securing payables arising from the purchase by any Loan Party of any equipment or goods in the ordinary course of business; provided that (i) such Liens do not at any time encumber any property other than the property financed by such payables, replacements thereof, additions and accessions thereto, proceeds and products thereof and customary security deposits (except that individual financings of property provided by one lender may be cross-collateralized to other financings of property provided by such lender), (ii) the payable secured thereby does not exceed the cost or fair market value, whichever is greater, of the property being acquired or improved, and (iv) the aggregate amount of such payables, when taken together with the amount of Indebtedness secured by Liens permitted under Section 7.01(i), does not exceed the dollar amount set forth in Section 7.02(e);

(q)                                 Liens on cash collateral to secure letters of credit permitted by Section 7.02(i) and to Cash Collateralize the Letters of Credit or any other Obligation;

(r)                                    Liens securing the Senior Notes and the other obligations incurred under the Senior Notes Documents;

(s)                                   (i) Liens securing Indebtedness permitted under Section 7.02(j), (ii) Liens on property or Equity Interests of a Person at the time such Person becomes a Subsidiary; provided that (A) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary and (B) such Liens may not extend to any other property (other than replacements thereof, additions and accessions thereto and proceeds and products thereof and other than after-acquired property of such acquired Subsidiary) owned by the Borrower and its Subsidiaries, and (iii) Liens on property at the time the Borrower or any Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Subsidiary; provided that (A) such Liens are not created or incurred in connection with, or in contemplation of, such acquisition and (B) such Liens may not extend to any other property (other than replacements thereof, additions and accessions thereto and proceeds and products thereof) owned by the Borrower and its Subsidiaries;

(t)                                    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(u)                                 other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $40,000,000 and 2% of Consolidated Total Assets at the time such Liens are incurred.

Section 7.02                             Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 (i) intercompany loans and advances owed by a Qualified Party to any Subsidiary; provided that each such loan and advance, if owed by a Loan Party, shall be subject to the Intercompany Subordination Agreement, (ii) intercompany loans and advances between and among Subsidiaries that are not Qualified Parties and (iii) intercompany loans and advances owed by Subsidiaries that are not Qualified Parties to Qualified Parties constituting Investments permitted under Section 7.03(n); provided that if any such intercompany loan or advance is evidenced by an instrument, such instrument shall be pledged to the Administrative Agent to the extent required under the Collateral Documents;

(b)                                 Indebtedness under the Loan Documents, including Permitted Refinancing Debt as may be permitted in accordance with Section 2.17;

(c)                                  Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any Permitted Refinancing Debt with respect thereto;

(d)                                 Guarantees by the Borrower or any of its Subsidiaries in respect of (i) Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary or (ii) leases (other than Capitalized Leases) or of other obligations which do not constitute Indebtedness and which are otherwise permitted hereunder;

(e)                                  Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets, replacements thereof, additions and accessions thereto, proceeds and products thereof and customary security deposits within the limitations set forth in Section 7.01(i) and purchase money obligations set forth in Section 7.01(p); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of $20,000,000 and 1.5% of Consolidated Total Assets at the time such Indebtedness is incurred;

(f)                                   obligations in respect of performance, bid, appeal, stay, customs and surety bonds, performance and completion guarantees, bank guarantees, bankers’ acceptances, including in respect of self-insurance, workers’ compensation claims or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of FairPoint and its Subsidiaries and similar obligations provided by FairPoint or any of its Subsidiaries or obligations in respect of letters of credit related thereto, in each case, in the ordinary course of business;

(g)                                  cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, employee credit or purchase cards, overdraft protections and similar arrangements, in each case, in connection with deposit accounts;

(h)                                 Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with Permitted Acquisitions or sales of assets permitted by this Agreement (so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person);

(i)                                     Indebtedness of the Borrower consisting of Permitted Letters of Credit and letters of credit backstopped by Letters of Credit issued hereunder;

(j)                                    Indebtedness assumed by the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition (provided that such Indebtedness existed at the time of such Permitted Acquisition and was not created in connection therewith or in contemplation thereof) that is either unsecured or secured only by the assets or business acquired in such Permitted Acquisition (including any acquired Equity Interests), so long as, after giving effect to the assumption of such Indebtedness, the Borrower shall be in compliance with the financial covenants contained in Section 7.11 on a Pro Forma Basis;

(k)                                 Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business;

(l)                                     Permitted Unsecured Debt in an aggregate principal amount not to exceed $200,000,000 at any time outstanding, so long as (i) no Event of Default then exists or would result therefrom, and (ii) the Borrower shall be in compliance with the financial covenants contained in Section 7.11 on a Pro Forma Basis before and after giving effect to such Indebtedness;

(m)                             the Senior Notes and other obligations incurred under the Senior Notes Documents, and any Permitted Refinancing Debt with respect thereto; and

(n)                                 other Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $25,000,000 and 1.5% of Consolidated Total Assets at the time such Indebtedness is incurred.

Section 7.03                             Investments. Make or hold any Investments, except:

(a)                                 Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b)                                 (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date and (ii) intercompany loans and advances permitted under Section 7.02(a);

(c)                                  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(d)                                 Guarantees permitted by Section 7.02;

(e)                                  Investments existing on the Closing Date (other than those referred to in Section 7.03(b)(i)) and set forth on Schedule 7.03 and any modification, replacement, renewal, reinvestment or extension thereof, provided that the amount of such Investment is not increased from the amount of such Investment on the Closing Date except (A) by capitalized amounts related to unpaid accrued interest and premium or (B) as otherwise permitted by this Section 7.03;

(f)                                   acquisition and ownership of Investments by the Borrower or any of its Subsidiaries received in connection with (i) the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and (ii) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(g)                                  guarantees by the Borrower or any of its Subsidiaries in respect of leases (other than Capitalized Leases) of a Loan Party or of other obligations of a Loan Party that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(h)                                 Swap Contracts other than those entered into for speculative purposes;

(i)                                     (i) the establishment and/or creation by the Borrower or any of its Subsidiaries of Subsidiaries in accordance with the provisions of Section 6.12 and (ii) the making of Investments therein as otherwise permitted by this Section 7.03;

(j)                                    Investments made in connection with Permitted Acquisitions to the extent the consideration paid therefor consists solely of Equity Interests of FairPoint;

(k)                                 Investments in any Qualified Party (including by way of the capitalization of an intercompany loan permitted by Section 7.02(a)(i);

(l)                                     Investments by Subsidiaries that are not Qualified Parties in Subsidiaries that are not Qualified Parties;

(m)                             Investments constituting Capital Expenditures (including, for this purpose, expenditures made in respect of clauses (i) through (vi) of the proviso to the definition of Capital Expenditures) permitted to be incurred pursuant to Section 7.12;

(n)                                 Investments by Qualified Parties in Unrestricted Subsidiaries and Subsidiaries that are not Qualified Parties in an aggregate amount not to exceed $50,000,000;

(o)                                 Permitted Acquisitions and Investments held by a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into the Borrower or any Subsidiary in accordance with Section 7.04 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.;

(p)                                 Excluded Intercompany Payables;

(q)                                 other Investments not exceeding $10,000,000 in the aggregate in any fiscal year of FairPoint;

(r)                                    Investments in an aggregate amount not to exceed the Available Amount as of such date; and

(s)                                   Investments arising in connection with the incurrence of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted by Sections 7.01, 7.02, 7.04, 7.05 and 7.06, respectively.

Section 7.04                             Fundamental Changes. Except in connection with a Permitted Acquisition (so long as the Borrower or a Guarantor shall be the continuing or surviving Person) or as permitted under Section 7.05, merge, dissolve, wind-up, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)                                 any Subsidiary may (i) merge, dissolve, wind-up, liquidate or consolidate with or into (x) the Borrower, provided, that the Borrower shall be the continuing or surviving Person, or (y) any one or more Guarantors, provided that such Guarantor shall be the continuing or surviving Person, or (ii) if such Subsidiary has no material assets, liquidate, wind-up or dissolve if the Borrower determines in good faith that such action is in the best interest of FairPoint and its Subsidiaries;

(b)                                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Guarantor;

(c)                                  any Subsidiary that is not a Loan Party may merge, dissolve, wind-up, liquidate or consolidate with or into, or Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to or in favor of, (i) another Subsidiary that is not a Loan Party or (ii) a Loan Party; and

(d)                                 the Borrower or any Subsidiary may merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation.

Section 7.05                             Dispositions. Make any Disposition, except:

(a)                                 Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired;

(b)                                 Dispositions of inventory in the ordinary course of business;

(c)                                  Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                 (i) Dispositions of property by the Borrower or any Subsidiary to the Borrower or a Qualified Party, (ii) Dispositions between or among Subsidiaries that are not Qualified Parties and (iii) Dispositions of property by the Qualified Parties to Unrestricted

Subsidiaries or Subsidiaries that are not Qualified Parties, in an aggregate amount not to exceed $5,000,000 in any fiscal year;

(e)                                  Dispositions permitted by Sections 7.01, 7.03, 7.04 and 7.06;

(f)                                   non-exclusive licenses or sublicenses of IP Rights in the ordinary course of business; provided that such licenses or sublicenses shall not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g)                                  the Borrower and any Subsidiary may lease (as lessor) real or personal property in the ordinary course of business;

(h)                                 sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(i)                                     Dispositions in the ordinary course of business consisting of the abandonment of IP Rights that, in the reasonable good faith determination of the Borrower or any of its Subsidiaries, are not material to the conduct of the business of the Borrower and its Subsidiaries;

(j)                                    Dispositions of cash and Cash Equivalents in the ordinary course of business;

(k)                                 Dispositions of assets (including, without limitation, Dispositions of Equity Interests and Dispositions of Investments in joint ventures) not otherwise permitted by this Section 7.05; provided that (i) at the time of such Disposition, no Event of Default shall exist or would result therefrom, (ii) the total consideration received from all such Dispositions permitted by this clause (k) in any fiscal year of FairPoint shall not exceed $125,000,000 in any fiscal year (or, in the event the Consolidated Total Leverage Ratio as of the last day of the immediately preceding fiscal year of FairPoint is 2.00:1.00 or less, $200,000,000) and (iii) the Net Cash Proceeds thereof shall be applied if and to the extent required by Section 2.04(b)(ii);

provided, however, that any Disposition pursuant to Section 7.05(c), (j) or (k) shall be for fair market value;

(l)                                     any other Disposition of assets; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) the consideration for such Disposition shall be at least equal to the fair market value of such assets at the time of such Disposition (or at the time such binding commitment is entered into), (iii) at least 75% of such consideration shall be in cash, Cash Equivalents or the assumption of Indebtedness and other liabilities, (iv) the total consideration received from all such Dispositions (as tested at the time of each such Disposition) permitted by this clause (l) shall not exceed 25% of the Consolidated Net Tangible Assets as of the end of the most recent Measurement Period and (v) the Net Cash Proceeds thereof shall be applied if and to the extent required by Section 2.04(b)(ii); and

(m)                             the Dispositions set forth on Schedule 7.05(m).

Section 7.06                             Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)                                 (i) any Subsidiary of FairPoint may pay Dividends directly or indirectly to FairPoint or any Wholly-Owned Subsidiary of FairPoint (including by way of conversion of intercompany payables) and (ii) any Non-Wholly-Owned Subsidiary of FairPoint may pay cash Dividends to its shareholders generally, so long as FairPoint or its Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(b)                                 FairPoint and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person and in cash in lieu of fractional shares;

(c)                                  FairPoint and each Subsidiary thereof may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the issue within 60 days preceding such payment of new common Equity Interests or which will be reimbursed with proceeds to be received within 60 days after such payment;

(d)                                 so long as (i) no Default shall have occurred and be continuing at the time such Dividends are made or would result therefrom and (ii) the Borrower shall be in compliance with the financial covenants contained in Section 7.11 on a Pro Forma Basis before and after giving effect thereto, FairPoint may declare or pay cash Dividends to its stockholders in an aggregate amount not to exceed the Available Amount as of such date;

(e)                                  FairPoint and its Subsidiaries may pay Dividends to FairPoint and its Subsidiaries, as applicable, in accordance with tax sharing arrangements entered into from time to time between or among FairPoint and its Subsidiaries;

(f)                                   FairPoint and its Subsidiaries may repurchase, cancel or withhold Equity Interests (x) to the extent such repurchase is deemed to occur upon the exercise or vesting of stock options, awards or warrants and (y) such Equity Interests (i) represent a portion of the exercise price of such options, awards or warrants or (ii) are repurchased, cancelled or withheld to facilitate the satisfaction of any tax liabilities incurred upon or in connection with the exercise or vesting of such options, awards or warrants; and

(g)                                  FairPoint may make Restricted Payments to repurchase, retire or otherwise acquire LTIP Shares in connection with any exercise, vesting or exchange of options, warrants, incentives or rights to acquire such LTIP Shares, in an aggregate amount not to exceed $5,000,000 in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding calendar years); provided that such amount in any fiscal year may be increased by an amount not to exceed (A) the amount of any cash bonuses otherwise payable to employees, officers or directors that are foregone in return for the receipt of LTIP Shares during such fiscal year plus (B) the cash proceeds of key man life insurance policies received by FairPoint or any of its Subsidiaries during such fiscal year (provided that FairPoint may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any fiscal year) minus the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) above.

Section 7.07                             Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by FairPoint and its Subsidiaries on the Closing Date or any business reasonably related, ancillary, complimentary or incidental thereto.

Section 7.08                             Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of FairPoint, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to FairPoint or such Subsidiary as would be obtainable by FairPoint or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to (a) transactions solely among Qualified Parties, (b) employment arrangements (including severance and related arrangements) entered into in the ordinary course of business with officers of the Borrower and its Subsidiaries, (c) fees paid to members of the Board of Directors of the Borrower and of its Subsidiaries, (d) arrangements with directors, officers and employees not otherwise prohibited by this Agreement, (e) (i) Indebtedness to the extent permitted by Section 7.02(a), (c) or (to the extent relating to guarantees of Indebtedness permitted by Section 7.02(a) or (c)) (d), (ii) Investments to the extent permitted by Section 7.03(b), (d) (to the extent relating to guarantees of Indebtedness permitted by Section 7.02(a) or (c)), (e), (g), (i)(i), (k), (l), (p) or (to the extent relating to any of the foregoing permitted Investments described in this clause (ii)) (i)(ii), and (iii) Restricted Payments to the extent permitted by Section 7.06 and (f) transactions under the Loan Documents between (i) the Loan Parties, on the one hand, and the (ii) Lenders, Administrative Agent, Arrangers and L/C Issuer, and their respective Affiliates acting under the Loan Documents as permitted delegates of any of the foregoing (in each case, solely in their respective capacities as Lenders, Administrative Agent, Arrangers, L/C Issuer or permitted delegates of any of the foregoing) on the other hand.

Section 7.09                             Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document or any Senior Notes Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; in each case except for any agreement (A) in effect on the Closing Date and set forth on Schedule 7.09 (or a modification, replacement, renewal or extension thereof that does not result in such agreement being more restrictive with respect to the Borrower and its Subsidiaries in any material respect as to the matters described in clauses (a) and (b) above than as in effect on the Closing Date), (B) in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower, (C) that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, (D) governing Indebtedness permitted by Section 7.02 to the extent not affecting the Loan Parties’ ability to grant Liens on the Collateral and to Guarantee and perform the Obligations, in each case pursuant to the Loan Documents, or any customary provisions in leases, subleases, sublicenses, contracts for management or development of property and other contracts restricting the same, (E) governing any non-Wholly-Owned Subsidiary or joint venture or a Contractual Obligation thereof, (F) relates to cash or other deposits (including escrowed funds) received by the Borrower or any of its Subsidiaries or (G) relates to assets subject to Liens permitted by Section 7.01 to the extent not affecting the Loan Parties’ ability to grant Liens on the Collateral and to Guarantee and perform the Obligations, in each case pursuant to the Loan Documents; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

Section 7.10                             Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in violation of Regulation U of the FRB.

Section 7.11                             Financial Covenants.

(a)                                 Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, determined on a Pro Forma Basis as of the end of any Measurement Period, to be less than the ratio set forth below opposite such fiscal quarter:

Measurement Period Ending	Minimum Consolidated Interest Coverage Ratio
March 31, 2013 through March 31, 2016	2.00:1.00
June 30, 2016 and each fiscal quarter thereafter	2.25:1.00

(b)                                 Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio, determined on a Pro Forma Basis as of the end of any Measurement Period to be greater than the ratio set forth below opposite such period:

Measurement Period Ending	Maximum Consolidated Total Leverage Ratio
March 31, 2013 through June 30, 2015	5.50:1.00
September 30, 2015 through June 30, 2016	5.25:1.00
September 30, 2016 through June 30, 2017	5.00:1.00
September 30, 2017 and each fiscal quarter thereafter	4.75:1.00

Section 7.12                             Capital Expenditures. Make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for FairPoint and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2013	$170,000,000
2014	$150,000,000
2015	$150,000,000
2016	$150,000,000
2017	$150,000,000
2018	$150,000,000

If FairPoint and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any fiscal year, so long as no Event of Default exists or would be caused thereby, FairPoint and its Subsidiaries may carry forward to the immediately succeeding fiscal year only, the Capital Expenditures Carryover Amount for such fiscal year which has not been used pursuant to clause (a)(iv) of the definition of Available Amount (with Capital Expenditures made by FairPoint and its Subsidiaries in such succeeding fiscal year applied last to such Capital Expenditures Carryover Amount).  After utilizing the entire amount of Capital Expenditures permitted in any fiscal year (including any applicable Capital Expenditures Carryover Amount as described in the immediately preceding sentence), FairPoint and its Subsidiaries may make additional Capital Expenditures in such fiscal year in an aggregate amount not to exceed the Available Amount.

Section 7.13                             Amendments of Organization Documents. Amend any of its Organization Documents, other than (a) amendments and modifications providing for the issuance of (and any associated rights and privileges of) Equity Interests on the terms and conditions permitted hereunder and (b) amendments and modifications not materially adverse to the interests of the Administrative Agent or any of the Lenders in their capacities as such.

Section 7.14                             Fiscal Year. Make any change in its fiscal year to a fiscal year ending other than on December 31; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in a fiscal year.

Section 7.15                             Prepayments, Etc. of Subordinated Indebtedness.  (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any contractually subordinated Indebtedness, except regularly scheduled or required repayments or redemptions of contractually subordinated Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(c).

Section 7.16                             Swap Contracts. Enter into any Swap Contract for speculative purposes.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01                             Events of Default. Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03(a) and such failure continues for 5 days; or (ii) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05(a) (with respect to the existence of the Borrower only) or Article VII; or

(c)                                  Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof having been given to any Loan Party by the Administrative Agent (any such notice to be identified as a “notice of default” and to refer specifically to this Section 8.01(c)); or

(d)                                 Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document, any Request for Credit Extension or any other certification delivered pursuant hereto or thereto shall be incorrect in any material respect when made or deemed made; provided that if any representation or warranty shall have been proven to be incorrect solely as a result of a restatement, amendment, supplement or other modification of any financial statement of Consolidated FairPoint (a “Financial Restatement”) that is non-cash in nature and does not result in noncompliance with the financial covenants in Section 7.11 or with any financial ratio contained in any covenant contained in Article VII, such restatement shall not result in an Event of Default; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but after giving effect to any applicable grace or cure period) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount of more than the Threshold Amount, or (B) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance or performance shall have expired), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to become due prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, in each case other than by (A) a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof or (B) secured Indebtedness that becomes due solely as a result of the sale, transfer or other disposition (including as a result of casualty or condemnation) of the property or assets securing such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                   Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or a substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or a substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or a substantial part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                                 Judgments. There is entered against any Loan Party or any Subsidiary thereof one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer has been notified of the potential claim and has not denied coverage), and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) FairPoint or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and such failure would reasonably be expected to have a Material Adverse Effect; or

(j)                                    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of the Termination Conditions, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)                                 Change of Control. There occurs any Change of Control; or

(l)                                     Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof and except to the extent resulting from the negligent or willful failure by the Administrative Agent to perfect Liens granted pursuant thereto) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on any material portion of the Collateral purported to be covered thereby.

Section 8.02                             Remedies upon Event of Default. If any Event of Default occurs and is continuing:

(a)                                 the Administrative Agent may, with the consent of the Required Lenders, and the Administrative Agent shall, at the request of the Required Lenders, take any or all of the following actions:

(i)                declare the commitment of each Revolving Credit Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; and

(ii)             require that the Borrower Cash Collateralizes the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof);

(b)                                 the Administrative Agent may, with the consent of the Required Lenders, and the Administrative Agent shall, at the request of the Required Lenders, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document in connection therewith to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                                  the Administrative Agent may, with the consent of the Required Lenders, and the Administrative Agent shall, at the request of the Required Lenders, exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default under Section 8.01(f), the obligation of each Revolving Credit Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations (in an amount equal to 103% of the then Outstanding Amount thereof) as aforesaid shall automatically become effective, in each case without further act by the Administrative Agent or any Lender.

Section 8.03                             Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized (in an amount equal to 103% of the then Outstanding Amount thereof) as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Cash Management Agreements and Secured Hedge Agreements, ratably among the Lenders, the L/C Issuer, the Cash Management Banks and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit (in an amount equal to 103% of the then Outstanding Amount thereof); and

Last, the balance, if any, after all of the Obligations have been paid in full in cash to the extent not otherwise Cash Collateralized (in an amount equal to 103% of the then Outstanding Amount thereof) by the Borrower pursuant to Sections 2.03 and 2.13, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.13, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit (in an amount equal to 105% of the then Outstanding Amount thereof) pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01                             Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Morgan Stanley Senior Funding, Inc. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions other than Section 9.06 and Section 9.10.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02                             Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03                             Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)                                 shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer; and

(e)                                  shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the

Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Each Lender on behalf of itself and each of its Affiliates hereby acknowledges that the Administrative Agent is a nonfiduciary agent for both the Revolving Credit Lenders and the Term Lenders and waives any claim arising from such status, including any claim based on any breach of fiduciary duty or conflict of interest.

Section 9.04                             Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05                             Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06                             Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed or required following the occurrence and during the continuance of a Specified Event of Default), to appoint a successor, which shall be a bank with an office in the United States with a combined capital and reserves in excess of $250,000,000, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each relevant Lender and the L/C Issuer directly until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07                             Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08                             No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.09                             Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

Section 9.10                             Collateral and Guaranty Matters. (a) Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent to release or evidence the release of any Lien on any property granted to or held by the Administrative Agent under any Loan Document, to release any Guarantor from its obligations under the Guaranty or any Loan Document or to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, in each case as provided in Section 10.20.

(b)                                 Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to Section 10.20.

Section 9.11                             Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.12                             Intercreditor Agreement.  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to enter into the Intercreditor Agreement and any other subordination or intercreditor agreement pertaining to any subordinated debt on its behalf and to take such action on its behalf under the provisions of any such agreement.  Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement and (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE X

MISCELLANEOUS

Section 10.01                      Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by (i) the applicable Lenders or other Persons specifically referred to below in the case of the amendments, waivers or consents described below or, in the case of all other amendments, waivers or consents, the Required Lenders (provided that, except to the extent specific consents are otherwise required by clauses (a) through (j) of this Section 10.01, (x) amendments, waivers and consents with respect to any provision of this Agreement or any other Loan Document solely as it relates to the Revolving Credit Facility or the Revolving Credit Lenders, shall require the consent of only the Required Revolving Lenders (and shall not require the consent of the Required Lenders) and (y) amendments, waivers and consents with respect to any provision of this Agreement or any other Loan Document solely as it relates to the Term Loan or the Term Lenders, shall require the consent of only the Required Term Lenders (and shall not require the consent of the Required Lenders)) and (ii) the Borrower or the applicable Loan Party, as the case may be, and, in each case, acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that the Administrative Agent may, with the consent of the Borrower only and without the need to obtain the consent of any Lender, amend, supplement or modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, supplement or modification does not adversely affect the rights of any Lender or the L/C Issuer; provided further, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.02 as to any Credit Extension following the initial Credit Extension without the written consent of the Required Revolving Lenders;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to the second proviso of this Section 10.01(d)) any fees or other amounts payable hereunder or under any other Loan Document (provided that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (e)) without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate (if the Required Lenders have previously elected the Default Rate to apply); provided, further, that only the consent of the Required Revolving Lenders shall be necessary to waive any obligation of the Borrowers to pay Letter of Credit Fees at the Default Rate;

(e)                                  change (i) Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(f)                                   change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(g)                                  increase the Letter of Credit Sublimit without the written consent of each Revolving Credit Lender;

(h)                                 except upon satisfaction of the Termination Conditions, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i)                                     release all or substantially all of the Guarantors from the Guaranty, without the written consent of each Lender, except upon satisfaction of the Termination Conditions or as expressly provided in the Loan Documents; or

(j)                                    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such

Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requests the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders, other than Defaulting Lenders), except that the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender;

provided, further, that any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Any amendment, waiver or consent provided for in this Section 10.01 shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing to the extent specified in such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such amendment, waiver or consent shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided that delivery of an executed signature page of any such instrument by email or facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, Guaranties, Collateral Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent and the Borrower only and without the need to obtain the consent of any Lender if such amendment or waiver is delivered solely to the extent necessary to (i) comply with local Law or advice of local counsel or (ii) cause such Guaranty, Collateral Document or related document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) (a) through an Extension Amendment on terms consistent with Section 2.15; (b) in connection with any Revolving Credit Commitment Increase or Incremental Term Loan on terms consistent with Section 2.16; (c) in connection with any Replacement Revolving Credit Commitments on terms consistent with Section 2.17, (d) in connection with any Replacement Term Loans on terms consistent with Section 2.17, and (e) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and Commitments hereunder and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and provide for class voting to the extent appropriate.

Section 10.02                      Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                if to any Loan Party, to such Loan Party in care of the Borrower at:

c/o FairPoint Communications, Inc.
521 East Morehead St., Suite 500
Charlotte, NC  28202
Attn: Shirley J. Linn, Executive Vice President and General Counsel
Telephone: (704) 344-8150
Facsimile: (704) 344-1594
Electronic Mail: SLinn@fairpoint.com
Website Address: www.fairpoint.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL  60606-1720
Attn: Seth E. Jacobson
Telephone: (312) 407-0889
Facsimile: (312) 407-8511

(ii)             if to the Administrative Agent, to:

Morgan Stanley Senior Funding, Inc.
1 New York Plaza, 41st Floor
New York, NY  10004
Attn: Crystal Dadd
Telephone: 917-260-5232
Facsimile: 212-507-6680

(iii)          if to the L/C Issuer, to:

Morgan Stanley Senior Funding, Inc.

C/O Morgan Stanley Bank, N.A.

1300 Thames Street

Thames Street Wharf, 4th Floor

Baltimore, MD  21231

Attention: Letter of Credit Department

Telephone: 443-627-4555

Fax: 212-507-5010

(iv)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc. Each of the Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii)

accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to FairPoint or its securities for purposes of United States Federal or state securities Laws.

(e)                                  Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03                      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer (and each Lender irrevocably authorizes the Administrative Agent to take such action on its behalf under this Agreement and the other Loan Documents); provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (4) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04                      Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel (together with one local counsel, if necessary, in each relevant jurisdiction and if necessary, one regulatory counsel) for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of one counsel together with one local counsel, if necessary, in each relevant jurisdiction and if necessary, one regulatory counsel (and one additional counsel if an actual or potential conflict of interest exists among the Administrative Agent, the Lenders and the L/C Issuer) for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel together with one local counsel, if necessary, in each relevant jurisdiction and if necessary, one regulatory counsel (and one additional counsel if an actual or potential conflict of interest exists among the Indemnitees)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by FairPoint or any of its Subsidiaries, or any Environmental Liability related in any way to FairPoint or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by FairPoint or any other Loan Party or any of FairPoint’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by FairPoint or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if FairPoint or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount together with any and all expenses of collection under the provisions of this Section, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc. To the full extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments. All amounts due under this Section shall be payable not later than thirty days after demand therefor.

(f)                                   Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05                      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff in accordance with Section 10.08, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06                      Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) or (iv) pursuant to a Borrower Loan Purchase in accordance with the provisions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                Minimum Amounts.

(A)                   in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility (or, if its Commitment is not then in effect, the entire principal outstanding balance of the assigning Lender’s Loans) or, in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                   in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of the Revolving Credit Commitments and $1,000,000 in the case of the Term Commitments, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)             Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                   the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Administrative Agent and the Lenders acknowledge and agree that it shall not be unreasonable for the Borrower to withhold its approval for a proposed assignment to a competitor of the Borrower or an Affiliate of such competitor) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)                   the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan or Revolving Credit Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                   the consent of the L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)         Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries (provided, however, that this clause (A) shall not prohibit any Borrower Loan Purchase made in accordance with Section 10.06(h), or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive evidence of the existence and amount of the obligations recorded therein absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender, other than an Unsigned Lender, may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of a Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive evidence absent manifest error of the existence and amount of the obligations recorded therein, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  L/C Issuer.  Each Revolving Credit Lender (or Affiliates or branches thereof) may become an L/C Issuer with the consent of the Administrative Agent and the Borrower upon execution of documentation reasonably satisfactory to each such Person.  If at any time Morgan Stanley Senior Funding, Inc. shall assign all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Morgan Stanley Senior Funding, Inc. may, upon 30 days’ prior written notice to the Borrower and the Revolving Credit Lenders, resign as L/C Issuer.  In the event of such resignation, the Borrower shall be entitled to appoint from among the Revolving Credit Lenders (or Affiliates or branches thereof) a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect such resignation of the L/C Issuer.  The resigning L/C Issuer shall remain a party hereto and retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Credit Lenders to make Base Rate Loans or fund risk participations pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations with respect to such Letters of Credit.

(h)                                 Purchases of Term Loans by the Borrower.

(i)                Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall have the right to voluntarily purchase Term Loans from one or more Lenders and simultaneously cancel or retire such Term Loans and the Lenders shall be permitted to sell or assign such Term Loans to the Borrowers (in each case, a “Borrower Loan Purchase”) subject to all the other requirements of this Section 10.06(h).

(ii)             Each Borrower Loan Purchase shall be made via one or more modified “Dutch auctions” by the Borrower (each, an “Auction”) to repurchase all or any portion of the Term Loans; provided that (A) notice of the Auction shall be made to all Lenders having or holding Term Loans and (B) the Auction shall be conducted pursuant to customary procedures as the Auction Manager may establish which are consistent with this Section 10.06(h) and are otherwise reasonably acceptable to the Auction Manager and the Administrative Agent.

(iii)          The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer stating that no Event of Default exists at the time of such purchase and assignment or would result from such purchase and assignment.

(iv)         The Borrower shall not use the proceeds of any Revolving Loans to acquire such Term Loans.

(v)            On and after the effective date of such Borrower Loan Purchase (the “Borrower Loan Purchase Effective Date”), (i) the Term Loans purchased by the Borrower shall be deemed permanently cancelled or retired for all purposes and shall no longer be deemed outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to, (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan

Document, (D) the determination of the Required Lenders and (E) the calculation of the amount of Indebtedness hereunder, and (ii) no interest or fees of any type shall accrue from and after a Borrower Loan Purchase Effective Date on any Term Loans purchased by the Borrower on such Borrower Loan Purchase Effective Date.  For clarification purposes, the Borrower shall not be deemed to be a Lender hereunder.

(vi)         The Lenders hereby consent to the transactions described in this Section 10.06(h) and acknowledge that purchases made by the Borrower pursuant to this Section 10.06(h) may result in the retirement of Term Loans on a non-pro rata basis among the Lenders.  The Lenders further acknowledge that any payment made to a Lender in connection with a Borrower Loan Purchase is solely for the account of such Lender and no ratable sharing of such proceeds is required under this Agreement or any other Loan Document.

(vii)      Each of the parties hereto and any Lender participating in any Borrower Loan Purchase pursuant to this Section 10.06(h) acknowledge and agree that in connection with any such Borrower Loan Purchase, (A) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or FairPoint and its Subsidiaries that is not known to such Lender that may be material to a decision by such Lender to participate in such Borrower Loan Purchase (“Excluded Information”), (B) such Lender has, independently and without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective affiliates, made its own analysis and determination to participate in such Borrower Loan Purchase notwithstanding such Lender’s lack of knowledge of the Excluded Information, (C) none of the Borrower, its Subsidiaries, the Administrative Agent nor any affiliate of the foregoing shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and any affiliate of the foregoing, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (D) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

Section 10.07                      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or

(ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08                      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the full extent permitted by applicable Law, with the written consent of the Administrative Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative

Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09                      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10                      Counterparts; Integration; Effectiveness.                   This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11                      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12                      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent of the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect to the extent not so limited.

Section 10.13                      Replacement of Lenders. If any Lender gives notice under Section 3.02, requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b), unless the Administrative Agent elects to waive such processing and recordation fee;

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee or the Borrower;

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14                      Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED

PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15                      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16                      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Administrative Agent nor the Arrangers have any obligation to disclose any of such interests to the Borrower or any of their respective Affiliates. To the full extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17                      Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 10.18                      USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19                      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.20                      Releases of Collateral and Guaranties.                                 The Administrative Agent agrees that:

(a)                                 The Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically and fully released (i) upon satisfaction of the Termination Conditions and the payment in full in cash of the Obligations (or for which collateralization or other arrangements satisfactory to the Hedge Bank party thereto have been made) with respect to any Secured Hedge Agreement then due and payable (or would become due and payable as a result of such release), (ii) at the time the property subject to such Lien is sold (other than to any other Loan Party or other Person that would be required pursuant to any Collateral Document to grant a Lien on such Collateral to the Administrative Agent for the benefit of the Secured Parties after giving effect to such Disposition) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its obligations under the Guaranty pursuant to clause (b) below, (iv) with respect to the property of any Unrestricted Subsidiary upon the designation of such Person as an Unrestricted Subsidiary in accordance with Section 6.15, or (v) if approved, authorized or ratified in writing in accordance with Section 10.01.

(b)                                 Any Guarantor shall be released from its obligations under the Guaranty or any other Loan Document (i) with respect to any Guarantor that is designated as an Unrestricted Subsidiary upon such designation in accordance with Section 6.15, or (ii) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, to the extent necessary to permit consummation of such transaction as permitted by the Loan Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Notes.

(c)                                  At the reasonable request of the Borrower, it will subordinate or release its Lien on any property granted to or held by the Administrative Agent under any Loan Document in connection with the incurrence of any Indebtedness that is permitted by Section 7.02(e).

(d)                                 At the reasonable request of the Borrower, it will subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e), (f), (g), (n), (q), (s) or (t), or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented.

(e)                                  It will promptly execute, authorize or file such documentation as may be reasonably requested by any Loan Party to release or subordinate, or evidence the release or subordination (in registrable form, if applicable), its Liens with respect to any Collateral or the guarantee obligations of any Guarantor as set forth in this Section 10.20; provided that the foregoing shall be at the Borrower’s expense.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Ajay Sabherwal
Name:	Ajay Sabherwal
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as

Administrative Agent

By:	/s/ Reagan C. Philipp
Name:	Reagan Philipp
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Reagan C. Philipp
Name:	Reagan Philipp
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as L/C Issuer

By:	/s/ Reagan C. Philipp
Name:	Reagan Philipp
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Judy Smith
Name:	Judy Smith
Title:	Managing Director

By:	/s/ Michael Spaight
Name:	Michael Spaight
Title:	Associate

[Signature Page to Credit Agreement]

JEFFERIES GROUP, INC., as Lender

By:	/s/ John Stacconi
Name:	John Stacconi
Title:	Global Treasurer

[Signature Page to Credit Agreement]

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:          Morgan Stanley Senior Funding, Inc., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Fairpoint Communications, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐ A Borrowing of [Revolving Credit][Term] Loans

☐ A conversion or continuation of [Revolving Credit][Term] Loans

1.                                       On                                                                (a Business Day).

2.                                       In the amount of $                                      (1)

3.                                       Comprised of

[Type of Loan requested]

4.                                       For Eurodollar Rate Loans: with an Interest Period of          (2) months.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.] (3)

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) of the Agreement shall be satisfied on and as of the date specified in paragraph 1 above. (4)

(1)  For borrowings of, conversions to, or continuations of Eurodollar Rate Loans, this must be in a principal amount of $1,000,000 or a whole multiple thereof. For borrowings of, or conversions to, Base Rate Loans, this must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(2)  If no Interest Period is specified, it will be deemed to be a request for a one (1) month Interest Period.

(3)  Include this sentence in the case of a Revolving Credit Borrowing.

(4)  Include only if requesting a Borrowing of Revolving Credit Loans.

A-1

FAIRPOINT COMMUNICATIONS, INC.

By:
Name:
Title:

A-2

EXHIBIT B

EXECUTION VERSION

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, modified, or supplemented from time to time, this “Agreement”), dated as of February 14, 2013, is made by each of the undersigned other than the Administrative Agent (each, a “Party” and, together with any entity that becomes a party to this Agreement pursuant to Section 9 hereof, the “Parties”) and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, together with any successor agent, the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, FairPoint Communications, Inc. (“FairPoint” or the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent and L/C Issuer, have entered into a Credit Agreement, dated as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, it is a condition precedent to the initial extensions of credit under the Credit Agreement that this Agreement be executed and delivered by the original Parties hereto;

WHEREAS, additional Parties may from time to time become parties hereto in order to allow for certain extensions of credit in accordance with the requirements of the Credit Agreement; and

WHEREAS, each of the Parties desires to execute this Agreement to satisfy the conditions described in the immediately preceding paragraphs.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Parties and the Administrative Agent hereby agree as follows:

1.             The Subordinated Debt (as defined in Section 7 hereof) and all payments of principal, interest and all other amounts thereunder are hereby, and shall continue to be until the Termination Conditions are satisfied, subject and subordinate in right of payment to the prior payment in full, in cash, of all Obligations to the extent, and in the manner, set forth herein. The foregoing shall apply notwithstanding the availability of collateral to the Secured Parties or the holders of Subordinated Debt or the actual date and time of execution, delivery, recordation, filing or perfection of any security interests granted with respect to the Obligations or the Subordinated Debt, or the lien or priority of payment thereof, and in any instance wherein the Obligations or any claim for the Obligations is subordinated, avoided or disallowed, in whole or in part, under the Bankruptcy Code or other applicable federal, foreign, state or local law. In the event of a proceeding commencing after the date hereof, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal, foreign, state or local law (each, a

“Bankruptcy Proceeding”), the Obligations shall include all interest and fees accrued on the Obligations, in accordance with and at the rates specified in the Credit Agreement and if applicable, the Secured Cash Management Agreements and Secured Hedging Agreements, both for periods before and for periods after the commencement of any such proceedings, even if the claim for such interest or fees is not allowed pursuant to the Bankruptcy Code or other applicable law.

2.             Each Party (as a lender of any Subordinated Debt) hereby agrees that, until the Termination Conditions have been satisfied:

(a)           Such Party shall not, without the prior written consent of the Administrative Agent, which consent may be withheld or conditioned in the Administrative Agent’s sole discretion, commence, join or participate in any Enforcement Action (as defined in Section 7 hereof).

(b)           In the event that (i) the Obligations become due (whether at stated maturity, by acceleration or otherwise), (ii) any Event of Default under Section 8.01(f) of the Credit Agreement occurs, or the Administrative Agent has given the Borrower three Business Days prior written notice after any other Event of Default occurs or results from such payment on the Subordinated Debt or (iii) such Party receives any payment or prepayment of principal, interest or any other amount, in whole or in part, of (or with respect to) the Subordinated Debt in violation of the terms of the Credit Agreement or any other Loan Document, then, and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which shall be payable or deliverable with respect to any or all of the Subordinated Debt or which has been received by any Party shall be held in trust by such Party for the benefit of the Secured Parties and, subject to the Intercreditor Agreement, shall forthwith be paid or delivered directly to the Administrative Agent for application to the payment of the Obligations to the extent necessary to make payment in full in cash of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution to the Secured Parties. In any such event, the Administrative Agent, for the benefit of the Secured Parties, may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Subordinated Debt. In the event of the occurrence of any event referred to in subclauses (i), (ii) or (iii) of the first sentence of this clause (b) and until the Obligations shall have been fully paid in cash and satisfied, no payment of any kind or character (whether in cash, property, securities or otherwise) shall be made to or accepted by any Party in respect of the Subordinated Debt. Notwithstanding anything to the contrary contained above, if one or more of the events referred to in subclauses (i) through (iii) of the first sentence of this clause (b) is in existence, the Administrative Agent may agree in writing that payments may be made with respect to the Subordinated Debt which would otherwise be prohibited pursuant to the provisions contained above, provided that any such waiver shall be specifically limited to the respective payment or payments which the Administrative Agent agrees may be so paid to any Party in respect of the Subordinated Debt.

2

(c)           If such Party shall acquire by indemnification, subrogation or otherwise, any lien, estate, right or other interest in any of the assets or properties of the Borrower or any Loan Party, that lien, estate, right or other interest shall be subordinate in right of payment to the Obligations and the lien of the Administrative Agent for the benefit of the Secured Parties as provided herein, and such Party hereby waives any and all rights it may acquire by subrogation or otherwise to any lien of the Administrative Agent for the benefit of the Secured Parties or any portion thereof until such time as all Obligations have been repaid in full in cash.

(d)           Such Party shall not pledge, assign, hypothecate, transfer, convey or sell any Subordinated Debt or any interest in any Subordinated Debt to any entity (other than as may be permitted under the relevant Loan Documents) without the prior written consent of the Administrative Agent (with the prior written consent of the Required Lenders).

(e)           In any Bankruptcy Proceeding commenced by or against the Borrower or any Loan Party, to the extent permitted by applicable law, the Administrative Agent, at the direction of the Required Lenders, shall have the exclusive right to exercise any voting rights in respect of the claims of such Party against the Borrower or any Loan Party.

(f)            If, at any time, all or part of any payment with respect to the Obligations theretofore made (whether by the Borrower, any other Loan Party or any other Person or by enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of the Obligations for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower, any other Loan Party or such other Person), the subordination provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, all as though such payment had not been made.

(g)           Such Party shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations entered in favor of the Secured Parties in any Bankruptcy Proceeding.

(h)           Such Party waives any marshalling rights with respect to the Secured Parties in any Bankruptcy Proceeding.

3.             [Intentionally Omitted]

4.             Any payments made to, or received by, any Party in respect of any guaranty or security in support of the Subordinated Debt shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Subordinated Debt.

5.             Each Party hereby acknowledges and agrees that no payments will be accepted by it in respect of the Subordinated Debt (unless promptly turned over to the Administrative Agent on behalf of the Secured Parties as contemplated by Section 2 above) to the extent such payments would be prohibited under the Credit Agreement or the other Loan Documents.

3

6.             In addition to the foregoing agreements, each Party hereby acknowledges and agrees that, with respect to all Intercompany Debt (whether or not same constitutes Subordinated Debt), that (w) such Intercompany Debt (and any promissory notes or other instruments evidencing same) may be pledged, and delivered for pledge, by the Loan Parties pursuant to the Loan Documents to which such Loan Party is, or at any time in the future becomes, a party and (x) with respect to all Intercompany Debt so pledged, the Administrative Agent shall be entitled to exercise all rights and remedies with respect to such Intercompany Debt to the maximum extent provided in the various Loan Documents (in accordance with the terms thereof and subject to the requirements of applicable law). Furthermore, with respect to all Intercompany Debt at any time owed to a Loan Party, and notwithstanding anything to the contrary contained in the terms of such Intercompany Debt, each obligor (including any guarantor) and obligee with respect to such Intercompany Debt hereby agrees that the Administrative Agent, for the benefit of the Secured Parties, may at any time, and from time to time, acting on its own or at the request of the Required Lenders, accelerate the maturity of such Intercompany Debt pursuant to the terms of the Loan Documents if (y) any obligor (including any guarantor) of such Intercompany Debt is subject to any Bankruptcy Proceeding or (z) the maturity of the Loans made pursuant to the Credit Agreement shall have been accelerated pursuant to the terms thereof. Any such acceleration of the maturity of any Intercompany Debt shall be made by written notice by the Administrative Agent to the obligor on the respective Intercompany Debt; provided that no such notice shall be required (and the acceleration shall automatically occur) upon the occurrence of a Bankruptcy Proceeding with respect to the respective obligor (or any guarantor) of the respective Intercompany Debt.

7.             Definitions. As and in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Enforcement Action” shall mean any acceleration of all or any part of the Subordinated Debt, any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of default interest, the suing on, or otherwise taking action to enforce the obligation of, the Borrower or any Loan Party to pay any amounts relating to any Subordinated Debt, the exercising of any banker’s lien or rights of set-off or recoupment, the institution of a Bankruptcy Proceeding against the Borrower or any Loan Party, or the taking of any other enforcement action against any asset or property of the Borrower or any Loan Party.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations (other than Excluded Intercompany Payables), whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower.

“Subordinated Debt” shall mean the principal of, interest on, and all other amounts and obligations owing from time to time in respect of, all Intercompany Debt (including, without limitation, pursuant to guarantees thereof or security therefor and intercompany payables (other than Excluded Intercompany Payables) not evidenced by a note) at any time outstanding which is owed by the Borrower or any other Loan Party to any other Person.

8.             Each Party agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Subordinated Debt (including any guarantees thereof and

4

security therefor) owed to it, and with respect to all Subordinated Debt (including all guarantees thereof and security therefor) owing by it.

9.             It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Loan Document shall become a Party hereunder by executing a counterpart hereof (or a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent) and delivering same to the Administrative Agent.

10.          No failure or delay on the part of any party hereto or any holder of Obligations in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

11.          Each Party hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Party fails to comply with its obligations hereunder, the Administrative Agent, on behalf of the Secured Parties, shall have the right to obtain specific performance of the obligations of such defaulting Party, injunctive relief or such other equitable relief as may be available.

12.          Any notice to be given under this Agreement shall be in writing and shall be sent in accordance with the provisions of the Credit Agreement.

13.          In the event of any conflict between the provisions of this Agreement and the provisions of the Subordinated Debt, the provisions of this Agreement shall prevail.

14.          No person other than the parties hereto, the Secured Parties from time to time and their successors and assigns as holders of the Obligations and the Subordinated Debt shall have any rights under this Agreement.

15.          This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (“.pdf”) or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

16.          No amendment, supplement, modification, waiver or termination of this Agreement shall be effective unless made in a writing signed by each party hereto, other than pursuant to Section 9.

17.          In case any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

18.          (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

5

(b)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THE FOREGOING PARAGRAPH (b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

(e)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

6

MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

19.          This Agreement shall bind and inure to the benefit of the Administrative Agent, the other Secured Parties and each Party and their respective successors, permitted transferees and assigns.

20.          Each Party, the Administrative Agent and each Secured Party (by its acceptance of the benefits hereof) hereby confirms that it is their intention that the terms of this Agreement not violate any regulation imposed or promulgated by the Federal Communications Commission or any other federal or state regulatory authority limiting the nature and scope of the subordination provisions to which any Party may be bound (each, a “Relevant Regulation”). To effectuate the foregoing intention, it is understood and agreed that (x) if the subordination of any Subordinated Debt to any Obligations as provided above in this Agreement would (in the absence of this Section 20) be prohibited or limited by any Relevant Regulation applicable to such Party or to the obligee with respect to such Subordinated Debt, then the subordination of such Subordinated Debt to such Obligations as provided above shall be deemed limited as, and to the extent, required to comply with such Relevant Regulation and (y) no Party shall be obligated to comply with any provisions of this Agreement to the extent (and only to the extent) compliance by such Party with such provisions would (in the absence of this Section 20) be prohibited by any Relevant Regulation applicable to such Party.

7

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.
FAIRPOINT BROADBAND, INC.
MJD SERVICES CORP.
MJD VENTURES, INC.
FAIRPOINT LOGISTICS, INC.
GTC COMMUNICATIONS, INC.
S T ENTERPRISES, LTD.
C-R COMMUNICATIONS, INC.
RAVENSWOOD COMMUNICATIONS, INC.
UTILITIES, INC.
FAIRPOINT CARRIER SERVICES, INC.
ST. JOE COMMUNICATIONS, INC.
UNITE COMMUNICATIONS SYSTEMS, INC. NORTHLAND TELEPHONE COMPANY OF MAINE, INC.
FAIRPOINT VERMONT, INC.
ST LONG DISTANCE, INC.
SUNFLOWER TELEPHONE COMPANY, INC.
SIDNEY TELEPHONE COMPANY
ELLENSBURG TELEPHONE COMPANY
TACONIC TELEPHONE CORP.
CHOUTEAU TELEPHONE COMPANY
CHAUTAUQUA AND ERIE TELEPHONE CORPORATION
THE COLUMBUS GROVE TELEPHONE COMPANY
THE ORWELL TELEPHONE COMPANY
PEOPLES MUTUAL TELEPHONE COMPANY
MARIANNA AND SCENERY HILL TELEPHONE COMPANY
COMMUNITY SERVICE TELEPHONE CO.
BENTLEYVILLE COMMUNICATIONS CORPORATION
THE GERMANTOWN INDEPENDENT TELEPHONE COMPANY
BERKSHIRE TELEPHONE CORPORATION
YCOM NETWORKS, INC.
PEOPLES MUTUAL LONG DISTANCE COMPANY
MARIANNA TEL, INC.
ELLTEL LONG DISTANCE CORP.
QUALITY ONE TECHNOLOGIES, INC.
BE MOBILE COMMUNICATIONS, INCORPORATED
C-R TELEPHONE COMPANY
C-R LONG DISTANCE, INC.
TACONIC TECHNOLOGY CORP.
TACONIC TELCOM CORP.
STANDISH TELEPHONE COMPANY
CHINA TELEPHONE COMPANY

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

MAINE TELEPHONE COMPANY
UI LONG DISTANCE, INC.
CHAUTAUQUA & ERIE COMMUNICATIONS, INC.
C & E COMMUNICATIONS, LTD.
GERMANTOWN LONG DISTANCE COMPANY
BERKSHIRE CABLE CORP.
BERKSHIRE CELLULAR, INC.
GTC, INC.
BERKSHIRE NEW YORK ACCESS, INC.
BLUESTEM TELEPHONE COMPANY
BIG SANDY TELECOM, INC.
COLUMBINE TELECOM COMPANY
FAIRPOINT COMMUNICATIONS MISSOURI, INC.
ODIN TELEPHONE EXCHANGE, INC.
EXOP OF MISSOURI, INC.
THE EL PASO TELEPHONE COMPANY
EL PASO LONG DISTANCE COMPANY
NORTHERN NEW ENGLAND TELEPHONE OPERATIONS LLC
ENHANCED COMMUNICATIONS OF NORTHERN NEW ENGLAND INC.
COMERCO, INC.
TELEPHONE OPERATING COMPANY OF VERMONT LLC
FAIRPOINT BUSINESS SERVICES LLC

By:
Name:
Title:

Notice Address:
521 East Morehead St., Suite 500
Charlotte, NC 28202

ORWELL COMMUNICATIONS, INC.

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

Notice Address:
521 East Morehead St., Suite 500
Charlotte, NC 28202

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/
Name:
Title:

Notice Address:

[SIGNATURE PAGE TO INTERCOMPANY SUBORDINATION AGREEMENT]

EXHIBIT C-1

FORM OF TERM NOTE

$[ ]	,
New York, New York

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                    or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $[                                      ] or, if less, the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of February 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

C-1-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FAIRPOINT COMMUNICATIONS, INC.

By:
Name:
Title:

C-1-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1-3

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

,
New York, New York

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                              or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of February 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and L/C Issuer.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

C-2-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FAIRPOINT COMMUNICATIONS, INC.

By:
Name:
Title:

C-2-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                       ,

To:          Morgan Stanley Senior Funding, Inc., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among FairPoint Communications, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer(1) hereby certifies as of the date hereof that he/she is the                                            of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present in all material respects the financial condition, results of operations, shareholders equity, and cash flows of Consolidated FairPoint in accordance with GAAP, subject only to audit and normal year-end audit adjustments and the absence of footnotes.

[select one:]

2.             To the best knowledge of the undersigned no Default has occurred and is continuing.

(1) This certificate should be signed by the chief executive officer, chief financial officer, treasurer or controller of FairPoint.

-or-

2.             To the best knowledge of the undersigned, the following covenants have not been performed or observed and the following is a description of each such Default.

3.             The financial covenant analyses and information set forth on Schedules 1, 2 and 3 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                               ,               ,

FAIRPOINT COMMUNICATIONS, INC.

By:
Name:
Title:

For the Quarter/Year ended                               ,              (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.11(a) — Consolidated Interest Coverage Ratio (determined on a Pro Forma Basis).

	A.	Consolidated EBITDA (as defined in Schedule 2) for such Measurement Period ending on above date:		$

	B.	Consolidated Interest Charges for such Measurement Period, without duplication:(2)

1.

All interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, for such Measurement Period [on the applicable annualized basis], but in any event excluding (i) write off of debt discount, upfront fees and expenses and other debt issuance costs and commissions, (ii) the aggregate amount of any premiums, make-whole payments or penalties paid in cash and required to be made in connection with any refinancing or repayment, (iii) any hedge liability settlement payments relating to interest rate Swap Contracts and (iv) any payment of the principal of any Indebtedness that constitutes interest that has been capitalized in accordance with the terms thereof:

$

		2.	The portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP for such Measurement Period [on the applicable annualized basis]:	$

		3.	Interest Charges (Lines I.B.1 + I.B.2)	$

(2)  For the fiscal quarter during which the Closing Date occurs and the two subsequent fiscal quarters, Consolidated Interest Charges for purposes of I.B of this definition shall be calculated on an annualized basis such that Consolidated Interest Charges shall equal (i) for the fiscal quarter during which the Closing Date occurs, the sum of Consolidated Interest Charges for such quarter multiplied by four (4), (ii) for the first full fiscal quarter following the Closing Date, the sum of the Consolidated Interest Charges for both the fiscal quarter during which the Closing Date occurs and the first full fiscal quarter following the Closing Date multiplied by two (2) and (iii) for the second full fiscal quarter following the Closing Date, the sum of Consolidated Interest Charges otherwise applicable for the fiscal quarter during which the Closing Date occurs and the first and second full fiscal quarters following the Closing Date multiplied by four-thirds (4/3). For the avoidance of doubt, Consolidated EBITDA for purposes of I.A of this definition shall be calculated for the most recently completed Measurement Period based on the definition of “Consolidated EBITDA” (including the last sentence thereof).

	4.	Annualization Factor

	5.	Consolidated Interest Charges (Lines I.B.3 x Line I.B.4)	$

C.	Consolidated Interest Coverage Ratio (Line I.A ÷ Line I.B.5):		to 1

Minimum required:

Measurement Period Ending	Minimum Consolidated Interest Coverage Ratio
March 31, 2013 through March 31, 2016	2.00:1.00
June 30, 2016 and each fiscal quarter thereafter	2.25:1:00

II.	Section 7.11(b) — Consolidated Total Leverage Ratio (determined on a Pro Forma Basis).

	A.	Consolidated Funded Indebtedness at Statement Date:

As of the Statement Date, without duplication:

1.

The outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the outstanding principal amount of the Obligations funded under the Agreement) and all funded obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:

$

		2.	All reimbursement obligations arising under funded and drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$

3.

All obligations in respect of the deferred purchase price of property or services (other than (i) accounts payable and accrued expenses incurred in the ordinary course of business, (ii) purchase price adjustments, earn-outs, holdbacks and contingent payment obligations to which the seller of such property or services may become entitled; provided that, to the extent such payment is fixed and determinable and not otherwise contingent, the amount is paid when due after the date such payment becomes fixed and determinable and not otherwise contingent and (iii) obligations incurred under ERISA or deferred employee or director compensation and accruals for employee expenses or obligations (including workers’ compensation and retiree medical care)):

$

		4.	All Capitalized Lease Obligations:	$

		5.	Without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Line II.A.1 through Line	$

II.A.4 above of Persons other than FairPoint or any Subsidiary:

6.

All Indebtedness of the types referred to in Line II.A.1 through Line II.A.5 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which FairPoint or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to FairPoint or such Subsidiary:

$

	7.	Consolidated Funded Indebtedness (Lines II.A.1 + 2 + 3 + 4 + 5 + 6):	$

B.	Consolidated EBITDA for such Measurement Period:		$

C.	Consolidated Total Leverage Ratio (Line II.A.7 ÷ Line II:B):		to 1

Maximum permitted:

Measurement Period Ending	Maximum Consolidated Total Leverage Ratio
March 31, 2013 through June 30, 2015	5.50:1.00
September 30, 2015 through June 30, 2016	5.25:1.00
September 30, 2016 through June 30, 2017	5.00:1.00
September 30, 2017 and each fiscal quarter thereafter	4.75:1.00

IV.		Section 7.12 — Capital Expenditures.

	A.	Capital Expenditures made during fiscal year to date:	$

	B.	Capital Expenditures Carryover Amount (for the prior fiscal year):

1.

With respect to any fiscal year of FairPoint, an amount equal to 100% of the Capital Expenditures limit for such fiscal year as set forth in Section 7.12 of the Agreement (without giving effect to any Capital Expenditure Carryover Amount) minus the actual aggregate amount of Capital Expenditures made by FairPoint and its Subsidiaries during such fiscal year:

$

	C.	Total Capital Expenditures (Line IV.A - Line IV.B.1):	$

Maximum permitted:

Fiscal Year	Amount
2013	$170,000,000
2014	$150,000,000
2015	$150,000,000
2016	$150,000,000
2017	$150,000,000
2018	$150,000,000

For the Quarter/Year ended                               ,              (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA means:

Consolidated Net Income of FairPoint (as defined in Schedule 3) for the most recently completed Measurement Period:

plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

1.	Federal, state, local and foreign income tax expense, plus franchise, business, enterprise or similar taxes:

2.	interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness:

3.	amortization and depreciation expense:

4.	aggregate pension expense:

5.	aggregate OPEB expense:

6.	any costs or expenses incurred pursuant to any management equity plan, stock option plan, phantom equity plan or any other management or employee benefit plan or agreement:

7.	losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary, unusual, exceptional or nonrecurring losses or charges:

8.	unrealized losses on financial derivatives recognized in accordance with GAAP:

9.	any other non-cash losses or charges (including non-cash costs arising from implementation of SFAS 109)

accrued by the Borrower and its Subsidiaries during such period:

10.

any amount required to be reserved in accordance with GAAP on account of prepetition claims that is in excess of the amount previously reserved for such claims pursuant to Section 9.22 of the Plan of Reorganization:

11.

non-recurring or unusual charges, expenses or losses, if applicable, related to (A) any restructuring or reorganization, (B) severance, (C) facility and office closure costs, (D) contract cancellation costs and (E) employee relocation expenses:

12.

costs and expenses (including costs and expenses imposed by regulatory authorities) with respect to casualty events, acts of God or force majeure (in each case, to the extent that any such costs or expenses are not reimbursed from the proceeds of insurance that increased Consolidated Net Income for such period):

13.

any expenses or charges related to any equity offering, permitted acquisition or other Investment (including in connection with any earn-out or contingent consideration obligation or purchase price adjustment), permitted Disposition or the incurrence of Indebtedness permitted to be incurred under the Agreement including a refinancing thereof (in each case, whether or not successful) and any amendment or modification of the terms of any such transactions, including such fees, expenses or charges related to the Transaction:

14.	the amount of any redemption premium, prepayment penalty, premium and other related fee or reserve in connection with redemption, repayment or prepayment of Indebtedness:

15.

costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans):

16.	revenues recharacterized as contributions as aid in construction as a result of a Change in Law or other regulatory action:

17.

negative accounting adjustments during such period resulting from any Financial Restatement but only to the extent such Financial Restatement affected financial information for any period ending on or prior to the Closing Date and:

18.	the increase, if any, in the accrual for compensated absences from the amount accrued at the end of the immediately preceding Measurement Period:

and minus, without duplication (b) the following to the extent included in calculating such Consolidated Net Income:

19.	gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary, unusual, exceptional or nonrecurring gains:

20.	unrealized gains on financial derivatives recognized in accordance with GAAP:

21.	non-cash gains and non-cash income accrued during such period:

22.	non-operating interest and dividend income for such period:

23.

without duplication of amounts deducted from Consolidated EBITDA in prior periods, any amount included in Consolidated Net Income for such period in accordance with GAAP that is attributable to any amount that was included in Consolidated EBITDA in a prior period pursuant to item 9. above:

24.	the decrease, if any, in the accrual for compensated absences from the amount accrued at the end of the immediately preceding Measurement Period:

Consolidated EBITDA:(3) Consolidated Net Income plus items 1 through 18 minus items 19-24 above:

(33)

Notwithstanding the foregoing, for purposes of any Measurement Period that includes any of the following fiscal quarters, the Consolidated EBITDA for the fiscal quarter ended March 31, 2012 is deemed to be $70,000,000, the Consolidated EBITDA for the fiscal quarter ended June 30, 2012 is deemed to be $70,000,000, the Consolidated EBITDA for the fiscal quarter ended September 30, 2012 is deemed to be $70,000,000 and the Consolidated EBITDA for the fiscal quarter ended December 31, 2012 is deemed to be $70,000,000

For the Quarter/Year ended                               ,              (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate
($ in 000’s)

Consolidated Net Income

(in accordance with the definition of Consolidated Net Income as set forth in the Agreement)

Consolidated Net Income means:

1.	The net income (or loss) of Consolidated FairPoint calculated in accordance with GAAP for the most recently completed Measurement period:

provided that Consolidated Net Income shall exclude, without duplication, the following:

2.

any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that FairPoint’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents (or assets subsequently converted into cash or Cash Equivalents) actually distributed by such Person during such Measurement Period to FairPoint or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to FairPoint as described in this item 2):

3.	the cumulative effect of a change in accounting principles during the term of this Agreement.

Consolidated Net Income (Item 1 minus Items 2 and 3)

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2)Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.             Assignor[s]:

(1)  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is from a single Assignee, choose the first bracketed language. If the assignment is from multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1 - 1

2.             Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]] or [Approved Fund]

3.                                      Borrowers:            Fairpoint Communications, Inc.

4.                                      Administrative Agent: Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5.                                      Credit Agreement:               Credit Agreement, dated as of February 14, 2013, among Fairpoint Communications, Inc., the Lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and L/C Issuer.

6.                                      Assigned Interest:

Assignor[s](5)	Assignee[s](6)	Facility Assigned (Term/ Revolving)	Aggregate Amount of Commitment/Loans for all Lenders(7)	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans(8)		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.                                  Trade Date:                                             ](9)

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(8)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(9)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1 - 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](10) Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent

By:
Title:

[Consented to:](11)

By:
Title:

(10)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(11)  To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

E-1 - 3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT
among
FAIRPOINT COMMUNICATIONS, INC.,
THE LENDERS PARTY THERETO,
and
MORGAN STANLEY SENIOR FUNDING, INC.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.         Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into

E-1 - 4

this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1 - 5

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE DETAILS REPLY FORM

Morgan Stanley Senior Funding, Inc.	Return to:
Loan Documentation and Operations	Telephone
Fax
E-mail address:

ADMINISTRATIVE QUESTIONNAIRE FOR:

Please accurately complete the following information and return via FAX or e-mail to the attention of Name at Morgan Stanley as soon as possible. It is very important that all of the requested information is accurately completed and returned promptly.

LEGAL NAME OF LENDING INSTITUTION TO APPEAR IN DOCUMENTATION:

NUMBER OF LINES NEEDED FOR SIGNATURE PAGE:

GENERAL INFORMATION—DOMESTIC LENDING OFFICE:

Institution Name:
Street Address:
City, State, Zip Code:

CREDIT CONTACTS/NOTIFICATION METHODS:

Contact Name:
Street Address:
City, State, Zip Code:
Telephone Number:
Fax Number:
E-Mail Address:

1

ADMINISTRATIVE DETAILS REPLY FORM — US DOLLARS ONLY
CONFIDENTIAL

TAX STATUS:

Is your institution a non-Resident Alien, foreign corporation or partnership?

Yes ☐  No ☐`

If yes:

☐ ☐ What is the country of incorporation or organization?

☐ ☐ Tax Form W-8BEN or W-8ECI should be enclosed as per the Tax Section of the referenced

Credit Agreement. Failure to properly complete and return the applicable form will subject your institution to withholding tax.

If no:

☐ ☐Please submit Tax Form W-9

Lender’s Tax Identification Number:

CONTACTS/NOTIFICATION METHODS:

ADMINISTRATIVE CONTACTS—BORROWINGS, PAYDOWNS, INTEREST, FEES, ETC.

Contact Name:
Street Address:
City, State, Zip Code:
Telephone Number:
Fax Number:
E-Mail Address:

BID LOAN NOTIFICATION: (IF APPLICABLE)

Contact Name:
Street Address:
City, State, Zip Code:
Telephone Number:
Fax Number:
E-Mail Address:

2

PAYMENT INSTRUCTIONS:

Name of Bank where funds are to be transferred:
Routing Transit/
ABA Number of Bank where funds are to be transferred:
Name of Account, if applicable:
Account Number:
Additional Information:

3

EXHIBIT F

FORM OF GUARANTY

[Filed Separately as Exhibit 10.6 to Form 8-K]

F-1

EXHIBIT G-1

FORM OF SECURITY AGREEMENT

[Filed Separately as Exhibit 10.4 to Form 8-K]

G-1

EXHIBIT G-2

FORM OF PLEDGE AGREEMENT

[Filed Separately to Exhibit 10.5 to Form 8-K]

G-2

EXHIBIT H

FORM OF LETTER OF CREDIT APPLICATION

Application and Agreement for Irrevocable Standby Letter of Credit

TO:  Morgan Stanley Senior Funding, Inc. (“Bank”)

Fax: 212-507-5010

Phone: 443-627-4555

NOTE:  To properly complete this document the “TAB” key must be used to navigate to and from all form fields.

Please type applications to ensure legibility and accuracy.  Handwritten applications will not be accepted.
We reserve the right to return applications for clarification.

Date: mm/dd/yyyy

The undersigned Applicant hereby requests Bank to issue an Irrevocable Standby Letter of Credit (the “Credit”) substantially as set forth below.  In issuing the Credit, Bank is expressly authorized to make such changes from the terms herein below set forth as it, in its sole discretion, may deem advisable.

Applicant (Full Name & Address):	Advising Bank (Designate name & address only if desired):

Beneficiary (Full Name & Address):	Amount in Figures: (All Credits must be in US $)

Contact: Telephone: Fax:
Amount in Words:

Expiration Date: mm/dd/yyyy

Y☐ or N☐	Allow for partial draws on this Letter of Credit.

Y☐ or N☐

Expiry date to be automatically extendable “evergreen” every one year , with a          days notification for non-extension (i.e.: 60 days), with a final expiry date of mm/dd/yyyy. Please note expiration date cannot exceed one year; if no expiration date is specified it will be one year from issuance.

Y☐ or N☐	Allow this Letter of Credit to be transferrable.

Credit to be available for payment against Beneficiary’s draft(s) at sight drawn on Bank or its correspondent at Bank’s option accompanied by the following documents:

☐                           A statement, issued on the letterhead of the Beneficiary, purportedly signed by an authorized individual, stating that (please state below wording to appear on the statement):

☐                           Issue substantially in form of attached specimen.

APPLICANT WARRANTS THAT NO TRANSACTION INVOLVED IN THIS APPLICATION, IF ANY, IS IN VIOLATION OF U.S. TREASURY FOREIGN ASSETS CONTROL REGULATIONS OR ANY APPLICABLE LAW.

Each Applicant signing below affirms that it has fully read and agrees to this Application and to Applicant’s letter of credit reimbursement agreement attached which is referred to as the “Continuing Letter of Credit Agreement.” In consideration of the Bank’s issuance of the Credit, the Applicant agrees to be bound by the Agreement set forth in this and in the attached Continuing Letter of Credit Agreement on the following pages (even if the following pages are not attached to the Application) delivered to the Bank.  Documents may be forwarded to the Bank by the Beneficiary, or the negotiating bank, in one mail.  Bank may forward documents to Applicant if specified above, in one mail.  Applicant understands and agrees that this Credit will be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, Publication 600 or any subsequent version currently in effect and in use by Bank (“UCP”) or to the International Standby Practices of the International Chamber of Commerce, Publication 590 or any subsequent version currently in effect and in use by Bank (“ISP98”), at Bank’s discretion.

Name of Applicant:
Address:
Customer Contact:	Email Address:
Authorized Signature (Title):	Authorized Signature (Title):
Phone Number: ( ) -

BANK USE ONLY
Approved (Authorized Signature): X		Date:
Approved (Print name and title):	City:	Phone #: ( ) -	Employee Email
We have interpreted this Standby Letter of Credit as a ☐ Financial obligation or a ☐ Performance obligation.
Other (please explain): For any questions regarding this transaction, please contact: ☐ Approver ☐ Applicant Directly ☐ Other Specify:

Attachment A — Required Prior to Submitting Application

USA PATRIOT Act Notice:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT OR ESTABLISHING A NEW CUSTOMER RELATIONSHIP

To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all U.S. financial institutions to obtain, verify, and record information that identifies each individual or institution that opens an account or establishes a relationship with Morgan Stanley.

What this means:  When entering into a new customer relationship with Morgan Stanley Bank Senior Funding, the Firm will ask for your name, address, date of birth (as applicable), and other identification information. This information will be used to verify your identity.  As appropriate, the Firm may, in its discretion, ask for additional documentation or information.  If all required documentation or information is not provided, Morgan Stanley may be unable to open an account or establish a relationship with you.

The following is required for each Beneficiary prior to submitting the Letter of Credit application. Please return completed form to LC team via email MSB.LOC@ms.com or via fax: (212) 507-5010

I.  All Beneficiaries:

Beneficiary Legal Name
Legal Business Address
Gov’t ID # / ID Type
Country of Organization
Country of Operation
Legal Form
Politically Exposed Person(19) or an entity with beneficial owners and/or principals who are PEPs? (Yes/No)

(19)  Politically Exposed Person (“PEP”) is a senior political figure, or an immediate family member or close associate of a senior political figure. A senior political figure is a senior official in the executive, legislative, administrative, military or judicial branch of a foreign government or a major foreign political party, a senior executive of a foreign government-owned corporation, or a corporation, business or other entity formed by, or for the benefit of, such a figure.  Immediate family member typically includes a parent, sibling, spouse, child or in-law.  Close associate means a person who is widely and publicly known to maintain an unusually close relationship with a senior political figure, including a person in a position to conduct substantial domestic and international financial transactions on behalf of such a figure.